Exhibit 10(oo)

CITIGROUP	DEUTSCHE BANK	MERRILL LYNCH	MORGAN
GLOBAL MARKETS	SECURITIES INC.	PIERCE, FENNER &	STANLEY SENIOR
INC.	DEUTSCHE BANK	SMITH	FUNDING, INC.
388 Greenwich Street	AG NEW YORK	INCORPORATED	1585 Broadway
New York, NY 10013	BRANCH	BANK OF	New York, NY 10036
	60 Wall Street	AMERICA, N.A.
	New York, NY 10005	214 North Tryon Street
Charlotte, NC 28255

BARCLAYS	ROYAL BANK OF	UNION BANK, N.A.
745 Seventh Avenue	CANADA	455 S. Figueroa Street
New York, NY 10019	200 Vesey Street	15th Floor
	New York, NY 10281	Los Angeles, CA 90071

April 28, 2014
Texas Competitive Electric Holdings Company LLC
1601 Bryan St.
Dallas, Texas 75201

Attn:	Paul Keglevic
Chief Financial Officer
Commitment Letter
Ladies and Gentlemen:
You have advised each of Citi (as defined below), Deutsche Bank Securities Inc. (“DBSI”), Deutsche Bank AG New York Branch (“DBNY”), MLPFS (as defined below), Bank of America, N.A. (“Bank of America”), Morgan Stanley (as defined below), Barclays Bank PLC (“Barclays”), RBC Capital Markets (“RBCCM”), Royal Bank of Canada (“Royal Bank”) and Union Bank, N.A. (“Union Bank” and, together with Citi, DBSI, DBNY, MLPFS, Bank of America, Morgan Stanley, Barclays, RBCCM and Royal Bank, the “Commitment Parties”, “us” or “we” and, each a “Commitment Party”), that Texas Competitive Electric Holdings Company LLC, a Delaware limited liability company (“you” or the “Company”), together with your subsidiaries identified as “Debtors” on the Term Sheet attached as Exhibit A hereto (together with the annexes thereto, the “Term Sheet” and, together with this letter, collectively, the “Commitment Letter”), are considering filing voluntary petitions under Chapter 11 of the United States Code (the “Bankruptcy Code”).
Capitalized terms used but not defined herein are used with the meanings assigned to them in the Term Sheet. As used herein, the term “Transactions” means, collectively, the negotiation, entering into and funding of each of the DIP Facilities, and all other related transactions, including the payment of reasonable

[1]	RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates.

and documented fees and expenses in connection therewith. The date on which the initial funding under the DIP Facilities and/or issuance of Letters of Credit under the DIP Facilities occurs is referred to as the “Closing Date”, and the date on which you file a voluntary petition under chapter 11 of the Bankruptcy Code is referred to as the “Petition Date”.
For purposes of this Commitment Letter, “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein; “MLPFS” shall mean Merrill Lynch, Pierce, Fenner & Smith Incorporated and/or any of its affiliates as MLPFS shall determine to be appropriate to provide the services contemplated herein; and “Morgan Stanley” shall mean Morgan Stanley Senior Funding, Inc. and/or any of its affiliates as Morgan Stanley shall determine to be appropriate to provide the services contemplated herein.

1.	Commitments
In connection with the Transactions, the Commitment Parties are pleased to advise you of their commitment, and each Commitment Party hereby severally commits, to provide to the Company the aggregate amount of the DIP Facilities upon the terms and conditions set forth in this Commitment Letter as follows: (a) Revolver Facility: Citi: 6/39, DBNY: 6/39, Bank of America: 6/39, Morgan Stanley: 6/39, Barclays: 5/39, Royal Bank: 5/39, and Union Bank: 5/39; (b) Term Facility: Citi: 6/39, DBNY: 6/39, Bank of America: 6/39, Morgan Stanley: 6/39, Barclays: 5/39, Royal Bank: 5/39, and Union Bank: 5/39; and (c) Delayed-Draw Term Facility: Citi: 6/39, DBNY: 6/39, Bank of America: 6/39, Morgan Stanley: 6/39, Barclays: 5/39, Royal Bank: 5/39, and Union Bank: 5/39.

2.	Titles and Roles
It is agreed that (i) Citi, DBSI, MLPFS, Morgan Stanley, Barclays, RBCCM and Union Bank will act as joint lead arrangers and joint bookrunners (collectively in such capacities, the “Joint Lead Arrangers” and, each a “Joint Lead Arranger”), (ii) Citi will act as the Administrative Agent for the DIP Facilities, (iii) Citi will act as the General Letter of Credit Issuer and (iv) Citi, DBSI, MLPFS, Morgan Stanley, Barclays, Royal Bank and Union Bank will act as the RCT Letter of Credit Issuers.
It is further agreed that in connection with the Confidential Information Memorandum (as defined below) and any other marketing materials relating to (i) the Revolver Facility, DBSI will have primary authority for managing the syndication of the Revolver Facility (the “Left Lead Revolving Arranger”) and will appear with the other Joint Lead Arrangers appearing in order consistent with the letterhead of this Commitment Letter and (ii) the Delayed-Draw Term Facility and the Term Facility, Citi will have primary authority for managing the syndication of each of the Delayed-Draw Term Facility and Term Facility (the “Left Lead Term Facilities Arranger”) and will appear with the other Joint Lead Arrangers appearing in order consistent with the letterhead of this Commitment Letter. You agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and Fee Letter referred to below) will be paid to any such other person in connection with the DIP Facilities, unless you and the Joint Lead Arrangers shall so reasonably agree (it being understood and agreed that no such other agent, co-agent, arranger, co-arranger, bookrunner, co-bookrunner, manager or co-manager shall be entitled to greater economics in respect of the DIP Facilities than (a) in the aggregate, the Commitment Parties or (b) individually, any of Citi, DBNY, Bank of America or Morgan Stanley (or such other Commitment Party as you may designate in writing from time to time)). Notwithstanding anything to the contrary herein or in the Term Sheet, on or prior to the date which is ten (10) business days after the date of this Commitment

Letter, you may appoint up to three additional agents, co-agents, joint lead arrangers or joint bookrunners or confer other titles in respect of any of the DIP Facilities, in a manner and with economics determined by you in consultation with the Joint Lead Arrangers (it being understood that, to the extent you appoint additional agents, co-agents, joint lead arrangers or joint bookrunners or confer other titles in respect of the DIP Facilities, no such additional agent, co-agent, joint lead arranger or joint bookrunner shall be entitled to greater economics in respect of the DIP Facilities than (x) in the aggregate, the Commitment Parties or (y) individually, any of Citi, DBNY, Bank of America or Morgan Stanley (or such other Commitment Party as you may designate in writing from time to time), in each case party hereto on the date hereof. Such additional agents shall assume a portion of the commitments under each of the Revolver Facility, the Term Facility and the Delayed-Draw Term Facility that is equal to the proportion of the DIP Facilities Fee (as defined in the Fee Letter) allocated to such additional agent and the commitments of each Commitment Party in respect of each of the Revolver Facility, the Term Facility and the Delayed-Draw Term Facility, as applicable, will be reduced ratably by the amount of the commitments of such appointed entities upon the execution by such financial institutions of customary joinder documentation and, thereafter, each such financial institution shall constitute a “Commitment Party” hereunder) (the “Designation Rights”).

3.	Syndication
We intend to syndicate the DIP Facilities to a group of lenders identified by us in consultation with you (together with the Commitment Parties, the “Lenders”) and reasonably acceptable to us and to you (such acceptance not to be unreasonably withheld, conditioned or delayed); provided that it is understood that the Joint Lead Arrangers will not syndicate to (a) any company engaged principally in the business of energy or power generation and/or transmission, as identified in writing to the Joint Lead Arrangers by the Company at or prior to the execution and delivery of this Commitment Letter by us on the date hereof, (b) any company whose principal business is that of an energy or power merchant, as identified in writing to the Joint Lead Arrangers by the Company on or prior to the date hereof or (c) any person identified in writing to the Joint Lead Arrangers by the Company on or prior to the date hereof (including any such person’s affiliates that are clearly identifiable on the basis of such affiliates’ names) (“Disqualified Institutions”); provided further that notwithstanding anything to the contrary contained herein or in the Term Sheet, and except as set forth above with respect to Designation Rights or as otherwise agreed to in writing by you and us, (i) each Joint Lead Arranger shall retain exclusive control over all rights and obligations with respect to its commitments under the DIP Facilities, including all rights with respect to consents, modifications and amendments of the definitive loan documents, until the earlier to occur of a (x) Successful Syndication (as defined in the Fee Letter) and (y) (A) in the case of any commitments under the Term Facility, the day the Final Order is entered (the “Final Order Entry Date”) and (B) in the case of any commitments under the Revolver Facility and the Delayed-Draw Term Facility, the Closing Date (such earlier date, the “Commitment Release Date”), and (ii) any assignment or participation by a Commitment Party of its commitment prior to the applicable Commitment Release Date shall not reduce such Commitment Party’s obligation to make available the DIP Facilities pursuant to its commitments as set forth in this Commitment Letter in the event an assignee shall fail to do so prior to the applicable Commitment Release Date (and with respect to any participant, at any time if it fails to do so). The Commitment Parties intend to commence syndication efforts promptly after the Petition Date (and only after the Petition Date) and you agree, following the Petition Date (except with respect to clause (C) below), to use your commercially reasonable efforts to assist the Commitment Parties in completing a syndication reasonably satisfactory to the Commitment Parties and to you until the earlier of (x) the date that is 60 days following the Petition Date and (y) the day on which a Successful Syndication has occurred (such earlier date, the “Successful Syndication Date”). Such commercially reasonable efforts to assist shall include (A) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your and your subsidiaries’ existing banking relationships, (B) your using commercially reasonable efforts to cause direct contact between your senior management and advisors and the proposed Lenders at mutually agreed times, (C) your preparing and providing (prior to the Petition Date if reasonably requested by the Joint Lead Arrangers) to the Commitment Parties all customary information with respect to you and the other Debtors, including all financial information and Projections (as defined below), as the Commitment Parties may reasonably request in connection with the arrangement and syndication of the DIP Facilities and your assistance in the preparation of one or more customary confidential information memoranda (each, a “Confidential Information Memorandum”) and other marketing materials to be used in connection with the syndication (all such information, memoranda and materials, “Information Materials”), (D) the hosting, with the Commitment Parties, of one or more meetings of prospective Lenders at reasonable times and locations to be mutually agreed and (E) your using commercially reasonable efforts to obtain as soon as reasonably practicable after the Petition Date with respect to the DIP Facilities a rating for the Revolver Facility and a rating for the Term Facility and Delayed-Draw Term Facility, in each case from Moody’s Investors Services, Inc. and Standard & Poor’s Financial Services LLC. For the avoidance of doubt, it is agreed that neither the commencement nor completion of the syndication of any of the DIP Facilities, including the occurrence of any Successful Syndication, nor the commencement of any ratings process (nor the achievement of any specific rating) nor the compliance with any of the provisions of this Commitment Letter (other than Section 6), is or will be a condition to our commitments, or to the availability or the funding of the DIP Facilities on the Closing Date or at Full Availability. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege (as reasonably determined by your counsel), law, rule or regulation, or any obligation of confidentiality binding on you, the other Debtors or your or their respective affiliates (provided that (x) you shall notify us if any such information is being withheld and (y) you shall use your commercially reasonable efforts to obtain a consent to disclosure to us of any such information being withheld as a result of any obligation of confidentiality (other than, for purposes of this clause (y), any such information being withheld as a result of attorney-client privilege)).
Subject to the foregoing (including your Designation Rights), the Commitment Parties will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached (which shall be reasonably acceptable to you), when commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount (subject to the limitations on fees set forth in this Commitment Letter and the Fee Letter) and distribution of fees among the Lenders. You hereby acknowledge and agree that the Commitment Parties will not be subject to any fiduciary or other implied duties.
At the request of the Commitment Parties, you agree to assist in the preparation of a public version of each Confidential Information Memorandum or other Information Material (a “Public Version”); provided, however, that a Public Version may only be used after the Petition Date, consisting exclusively of information with respect to you and your affiliates that is either publicly available or does not contain material non-public information (within the meaning of United States federal securities laws) with respect to you and your subsidiaries, or any of your or their respective securities for purposes of United States federal and state securities laws (such information, “Non-MNPI”, and any information that is not Non-MNPI is referred to as “MNPI¨). Such Public Versions, together with any other information prepared by you or your subsidiaries or your representatives and conspicuously marked “Public” (collectively, the “Public Information”), which at a minimum means that the word “Public” will appear prominently on the first page of any such information, may be distributed by us (only after the Petition Date) to prospective Lenders who have advised us that they wish to receive only Non-MNPI (“Public Side Lenders”), and you shall be deemed to have authorized the Public Side Lenders to treat such Public Versions and such marked information as containing Non-MNPI. You agree that, unless expressly identified as Public Information, each document to be disseminated by us (or any other agent) to any Lender in connection with the DIP Facilities will be deemed to contain MNPI. Notwithstanding the foregoing, you acknowledge and agree that, in addition to Public Information and unless you promptly notify us otherwise after being provided a reasonable amount of time to review such documentation provided by us, (a) the final definitive documentation with respect to the DIP Facilities (excluding specified schedules thereto), (b) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda), (c) the Interim Order and the Final Order and (d) notifications of changes in the terms of the DIP Facilities may be distributed to Public Side Lenders, in each case only after the Petition Date.
In connection with our distribution to prospective Lenders of any Confidential Information Memorandum, you will execute and deliver to us (only after the Petition Date) a customary authorization letter authorizing such distribution and, in the case of any Public Version thereof, representing that it contains only Non-MNPI. Each Confidential Information Memorandum will be accompanied by a disclaimer exculpating you and us (in each case including our respective affiliates) with respect to any use thereof and any use of related Information Materials by the recipients thereof.

4.	Information
You hereby represent and warrant that (a) all written information concerning or affecting you or any of your subsidiaries or the Transactions (including all Information Materials), other than the Projections (including estimates contained in the Projections), forward looking information and information of a general economic or industry specific nature (the “Information”), that has been or will be made available to us by you or any of your representatives in connection with the Transactions contemplated hereby, when taken as a whole, does not or will not, when furnished to us, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the financial and/or business projections and other forward-looking information (the “Projections”) that have been or will be made available to us by you or any of your representatives in connection with the Transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time delivered (it being recognized by each Commitment Party that such Projections are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurances are given that any particular Projections will be realized, that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results and that such differences may be material). You agree that if, at any time prior to the Petition Date and thereafter until the Successful Syndication Date, you become aware that any of the representations in the preceding sentence is incorrect in any material respect then you will promptly supplement the Information and the Projections so that such representations and warranties, as supplemented, are correct in all material respects under those circumstances. You understand that in arranging and syndicating the DIP Facilities we may use and rely on the Information and Projections without independent verification thereof. Notwithstanding anything to the contrary in this Commitment Letter or the Term Sheet, except to the extent requested by the Joint Lead Arrangers in connection with the syndication of the DIP Facilities (which, for the avoidance of doubt, shall not be a condition to our commitments, or to the availability or the funding of the DIP Facilities on the Closing Date or at Full Availability), you will not be obligated to supplement such Information or the Projections to reflect changes in commodity prices, market heat rates, interest rates, regulatory issues of general applicability, general market conditions or similar assumptions relating to, or impacting, the Debtors’ businesses.

5.	Fees
As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the nonrefundable fees described in the fee letter dated the date hereof and delivered herewith (as amended, modified or supplemented, the “Fee Letter”) on the terms and subject to the express conditions set forth therein, it being understood that, to the extent any such payments are to be made after the commencement of the Cases, such payments will also be subject to the entry of the Interim Order authorizing the Debtors to perform their obligations under this Commitment Letter and the Fee Letter and to pay the fees and expenses set forth or referred to herein.

6.	Conditions
Each Commitment Party’s commitments and agreements hereunder are subject only to the conditions expressly set forth in the Term Sheet under the headings “Conditions to Initial Availability” (with respect to the initial Loans made and the initial Letters of Credit issued on the Closing Date), “Conditions to All Subsequent Borrowings” (with respect to any Loans made or Letters of Credit issued after the Closing Date), “Conditions to Full Availability” (with respect to Full Availability) and “Additional Conditions to Availability of Delayed-Draw Term Loans and RCT Letters of Credit” (with respect to any Delayed-Draw Term Loans or RCT Letters of Credit).

7.	Clear Market
You agree that until the Successful Syndication Date, neither you nor the other Debtors set forth in Annex I to the Term Sheet will undertake any competing offering, placement, arrangement or syndication of any debt securities or bank financing (other than the DIP Facilities by or on behalf of you or the other Debtors, capital leases in the ordinary course of business and other ordinary course of business short-term financings and/or hedges (including any commodity hedges) and other indebtedness set forth on Schedule 1 hereto) without the prior written consent of each Joint Lead Arranger if such financing would have, in the reasonable judgment of the Joint Lead Arrangers, a materially detrimental effect upon the primary syndication of the DIP Facilities. Without limiting your obligations to assist with syndication efforts as set forth in this Commitment Letter, the Commitment Parties further agree that each Commitment Party shall not be released from its commitment hereunder in connection with such syndication to any lender until such lender shall have entered into the applicable DIP Facilities definitive documentation and funded the portion of the applicable DIP Facilities required to be funded by it on the applicable Commitment Release Date, and each Commitment Party hereby agrees that upon the terms and subject to the satisfaction or waiver of the conditions set forth in Section 6 of this Commitment Letter, it will execute definitive documentation and close and fund its portion of the DIP Facilities, even if prior to the completion of a Successful Syndication of the DIP Facilities.

8.	Indemnification and Expenses
You agree (a) to indemnify and hold harmless each Commitment Party, its affiliates and controlling persons and its and their respective directors, officers, employees, partners, advisors, agents and other representatives (each, an “indemnified person”) from and against any and all losses incurred, claims, damages, liabilities and expenses (in each case, other than any anticipated and unrealized profits) to which any such indemnified person may become subject arising out of, resulting from or in connection with this Commitment Letter, the Fee Letter, the DIP Facilities, the use of the proceeds thereof or the Transactions or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person promptly following written demand for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses (x) to the extent they are found by a final non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct, bad faith or gross negligence of such indemnified person or its affiliates, directors, officers, employees, advisors, agents or other representatives (collectively, the “Related Parties”), (y) to the extent arising from any dispute solely among indemnified persons other than any claims against a Commitment Party in its capacity or in fulfilling its role as Agent or Joint Lead Arranger or any similar role under the DIP Facilities and other than any claims arising out of any act or omission on the part of you or the other Debtors, and (z) to the extent they are found by a final non-appealable judgment of a court of competent jurisdiction to arise from any material breach of this Commitment Letter by such indemnified person (or its Related Parties) and (b) if the Closing Date occurs, to reimburse within 30 days of written demand (together with reasonably detailed supporting documentation) (or, if earlier, on the Closing Date to the extent invoiced prior thereto) each Commitment Party and its affiliates for all reasonable and documented out-of-pocket expenses that have been invoiced prior to such time or following termination or expiration of the commitments hereunder (including reasonable and documented out-of-pocket due diligence expenses, syndication expenses, travel expenses, reasonable fees and reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel (and (i) appropriate local counsel in applicable foreign and local jurisdictions, but limited to one local counsel in each such jurisdiction (ii) appropriate regulatory counsel and (iii) solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected indemnified persons similarly situated)) incurred in connection with the DIP Facilities, the Loan Documents, this Commitment Letter, the Term Sheet and the Fee Letter, or the administration, amendment, modification or waiver thereof. It is further agreed that each Commitment Party shall only have liability to you (as opposed to any other person) arising out of the Transactions. No indemnified person or party hereto shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence, bad faith or willful misconduct of such person (or any of its Related Parties). None of the indemnified persons, you, your affiliates and the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the DIP Facilities or the Transactions; provided that nothing in this sentence shall limit your indemnification and reimbursement obligations set forth herein to the extent any such indirect, special, punitive or consequential damages are included in any third party claim with respect to which the applicable indemnified person is entitled to indemnification or reimbursement pursuant to this Section.

9.	Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities
You acknowledge that each Commitment Party (or an affiliate thereof) is a full service securities firm and such person may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities, options on loans or securities, swaps, or derivatives of you, or your affiliates (subject, in each case, to the terms and conditions of any other applicable agreements in effect between you and us (or our affiliates) applicable to the Transactions (including the various Non-Disclosure Agreements executed by you, certain of your affiliates and each of the Joint Lead Arrangers and/or affiliates thereof on or about September and October 2013 and January 2014 (the “Non-Disclosure Agreements”)), which other applicable agreements remain in full force and effect in accordance with their terms).

You also acknowledge that the Commitment Parties and their respective affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or persons.
You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether any Commitment Party has advised or is advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty to you or your affiliates on the part of any Commitment Party, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that each Commitment Party is engaged in a broad range of transactions (including the positions referenced in the first paragraph above) that may involve interests that differ from your interests and that each Commitment Party has no obligation to disclose such interests and transactions to you (provided, however, that we will be subject to the provisions applicable to us set forth in the preceding paragraph), (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (f) each Commitment Party has been, is and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (g) the Commitment Parties have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by a Commitment Party and you or any such affiliate.
In addition, please note that neither the Joint Lead Arrangers nor the other Commitment Parties provide accounting, tax or legal advice. Notwithstanding anything herein to the contrary, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the DIP Facilities and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter, but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

10.	Confidentiality
This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter, nor the Term Sheet nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) at your election, to your officers, directors, employees, affiliates, attorneys and accountants, on a confidential and “need to know” basis, (b) as may be required in (or necessary in connection with) any legal, judicial or administrative proceeding (including, without limitation, as may be required to obtain court approval in connection with any acts or obligations to be taken pursuant to this Commitment Letter or the transactions contemplated hereby (in which case you agree to inform each of us in writing promptly thereof) and further that you may disclose this Commitment Letter, the Term Sheet and the Fee Letter to the official committee of unsecured creditors appointed in any of the Debtors’ bankruptcy cases (collectively, the “Creditors’ Committee”) and its advisors and to any other official committee appointed in any of the Debtors’ bankruptcy cases (together with the Creditors’ Committee, the “Committees”), so long as the disclosure of the Fee Letter to the Committees, any other official committee and their respective advisors is on a confidential “professionals only” basis), to the Office of the United States Trustee, and as otherwise required by applicable law or regulation or as requested by a governmental authority (in which case you agree, to the extent permitted by law, to inform each of us in writing promptly in advance thereof and it being understood and agreed that you shall take such reasonable actions as shall be necessary to prevent the Fee Letter from becoming publicly available (it being acknowledged such actions may not be successful)), (c) this Commitment Letter, the Term Sheet and the existence and contents hereof and thereof (but not the Fee Letter or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other required filings) may be disclosed in any syndication or other marketing material in connection with the DIP Facilities or in connection with any public filing requirement, (d) the Term Sheet may be disclosed to potential Lenders and to any rating agency (provided that, as to rating agencies, we will disclose information acting only through you and with your prior agreement) in connection with the DIP Facilities and (e) in connection with any remedy or enforcement of any right under this Commitment Letter. Notwithstanding anything to the contrary in the foregoing, (x) you shall be permitted to file the Fee Letter with the Bankruptcy Court under seal and provide an unredacted copy of the Fee Letter to the Bankruptcy Court, the Office of the United States Trustee and the advisors to the Committees so long as the disclosure to such advisors to the Committees is on a confidential “professionals only” basis and (y) you may disclose (and you may file with the Bankruptcy Court) the fees and expenses payable under the Fee Letter on an aggregate basis with the other fees and expenses payable by you in connection with the Transactions (including legal, professional and advisory and other out of pocket fees and expenses).
Each Commitment Party shall use all confidential information received by it in connection with the Transactions and the related transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent a Commitment Party from disclosing any such information (a) to rating agencies (provided that, as to rating agencies, we will disclose information acting only through you and with your prior agreement), (b) to any Lenders or participants or prospective Lenders or participants that agree in writing, for the benefit of the Company, to keep such information confidential on terms reasonably acceptable to the Company or substantially similar to the terms set forth herein (including pursuant to customary “click through” or similar electronic agreements), (c) in any legal, judicial, administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case such Commitment Party shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates, (e) to each Commitment Party’s affiliates and each Commitment Party’s and its affiliates’ respective employees, officers, directors, legal counsel, independent auditors, professionals and other experts or agents (collectively, “Representatives”) on a “need to know” basis (provided that any such Representative or affiliate, is advised of its obligation to retain such information as confidential, and each Commitment Party shall be responsible for its Representatives’ and affiliates’ compliance with this paragraph), in each such case solely in connection with the Transactions, (f) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party’s affiliates or Representatives in breach of this Commitment Letter and (g) to the extent such information is independently developed by a Commitment Party, its affiliates or its Representatives so long as not based on information obtained in a manner that would otherwise violate this provision; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of each Commitment Party or customary market standards for dissemination of such type of information. Notwithstanding anything to the contrary in this Commitment Letter or the Term Sheet, under no circumstance will we or our affiliates disclose any confidential information to a Disqualified Institution (except pursuant to clause (c) above (to the extent required pursuant to such legal, judicial, administrative proceeding or other compulsory process or as required by applicable law or regulations) or clause (f) above). The obligations of each Commitment Party under this paragraph shall remain in effect until the earlier of (i) two years from the date hereof and (ii) the date the Loan Documents are entered into, at which point any confidentiality undertaking in the Loan Documents shall supersede the provisions of this paragraph.

11.	Miscellaneous
This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein. Each Commitment Party reserves the right to employ the services of its affiliates (other than certain units of affiliates (such units, “Trading Affiliates”) providing any commodities, hedge or derivatives trading or brokerage activities conducted, advised, agented or brokered by us or our respective affiliates) in providing services contemplated hereby and to allocate, in whole or in part, to its affiliates (other than Trading Affiliates) certain fees payable to such Commitment Party in such manner as such Commitment Party and its affiliates (other than Trading Affiliates) may agree in its sole discretion. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of an original executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and you with respect to the DIP Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein, including an agreement by the parties hereto to negotiate in good faith the Loan Documents in a manner consistent with this Commitment Letter (it being understood that the funding of the DIP Facilities is subject to the satisfaction (or waiver) of certain conditions, including the execution and delivery of the Loan Documents as provided in this Commitment Letter), (ii) the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained therein and (iii) as of the date hereof, this Commitment Letter (including the Term Sheet), the Fee Letter and the Non-Disclosure Agreements are the only agreements that have been entered into among you and us with respect to the DIP Facilities and set forth the entire understanding of the parties with respect thereto.
You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Bankruptcy Court or, if such court denies jurisdiction or the Company elects not to file cases under the Bankruptcy Code, then any state or Federal court sitting in the Southern District of New York over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive (to the extent permitted by applicable law) any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. You and we hereby irrevocably agree to waive (to the extent permitted by applicable law) trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Transactions, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder.
The Commitment Parties hereby notify you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), we are required to obtain, verify and record information that identifies each Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow such Lender to identify each Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Lender.
The indemnification, fee, expense, jurisdiction, waiver of jury trial, service of process, venue, governing law, sharing of information, no agency or fiduciary duty and confidentiality (except as otherwise provided in the last sentence in the second paragraph of Section 10 hereof) provisions contained herein and in the Fee Letter (including without limitation the “Flex” provisions of the Fee Letter) shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) Sections 3, 4, 5 and 7 hereof and (b) confidentiality of the Commitment Letter and Fee Letter and the contents hereof and thereof subject to Section 10 hereof) shall automatically terminate and be superseded by the provisions of the Loan Documents upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time, in each case to the extent the Loan Documents have comparable provisions with comparable coverage.
If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than the earlier of (a) 11:59 p.m., New York City time, on May 1, 2014 and (b) the time of the filing by the Debtors of their petition or petitions under Chapter 11 of the Bankruptcy Code. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In addition, this Commitment Letter and the commitments hereunder shall expire at (a) 11:59 p.m. (New York City time) on May 1, 2014, unless the Debtors shall have theretofore filed voluntary petitions under Chapter 11 of the Bankruptcy Code in the Court, (b) if such petitions have been filed by such time, at 11:59 p.m. (New York City time) on the date that is ten (10) business days after such filing, unless, prior to that time, the Court shall have entered the Interim Order and (c) if the Interim Order has been entered by such time, at 11:59 p.m. (New York City time) on the date that is five (5) business days after the Interim Order Entry Date, unless, prior to that time, the Closing Date shall have occurred.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW]

We are pleased to have been given the opportunity to assist you in connection with this important financing.
Very truly yours,

CITIGROUP GLOBAL MARKETS INC.
By:
Name:
Title:

Signature Page to Commitment Letter
(Texas Competitive Electric Holdings Company LLC)

DEUTSCHE BANK SECURITIES INC.
By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH
By:
Name:
Title:

By:
Name:
Title:

Signature Page to Commitment Letter
(Texas Competitive Electric Holdings Company LLC)

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By:
Name:
Title:

BANK OF AMERICA, N.A.
By:
Name:
Title:

Signature Page to Commitment Letter
(Texas Competitive Electric Holdings Company LLC)

MORGAN STANLEY SENIOR FUNDING, INC.
By:
Name:
Title:

Signature Page to Commitment Letter
(Texas Competitive Electric Holdings Company LLC)

BARCLAYS BANK PLC
By:
Name:
Title:

Signature Page to Commitment Letter
(Texas Competitive Electric Holdings Company LLC)

ROYAL BANK OF CANADA
By:
Name:
Title:

Signature Page to Commitment Letter
(Texas Competitive Electric Holdings Company LLC)

UNION BANK, N.A.
By:
Name:
Title:

Signature Page to Commitment Letter
(Texas Competitive Electric Holdings Company LLC)

Accepted and agreed to as of the date first written above:
TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC
By:
Name:
Title:

Signature Page to Commitment Letter
(Texas Competitive Electric Holdings Company LLC)

Exhibit A

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC
Summary of Terms and Conditions of the $4,475,000,000
Senior Secured Superpriority Debtor-in-Possession Facilities
(“Term Sheet”)

Capitalized terms used but not defined in this Exhibit A will have the meanings set forth in the Commitment Letter to which this Exhibit A is attached.

Borrower and other debtor-in-possession subsidiaries:
Texas Competitive Electric Holdings Company LLC (“TCEH” or the “Borrower”), as a debtor-in-possession under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) and certain of its subsidiaries as debtors-in-possession under the Bankruptcy Code in jointly administered cases (collectively the “Cases”) in the United States Bankruptcy Court for the District of Delaware (such court, together with any other court having exclusive jurisdiction over the Cases from time to time and any Federal appellate court thereof, the “Bankruptcy Court”).

Guarantors:
All obligations under the DIP Facilities (defined below) and the other Loan Documents (defined below) will be unconditionally guaranteed by (a) Energy Future Competitive Holdings Company LLC (“EFCH”), as parent guarantor (the “Parent Guarantor”) and (b) each subsidiary of the Borrower that is currently a guarantor under the Prepetition TCEH Credit Facility (defined below), as subsidiary guarantors (each a “Subsidiary Guarantor” and, collectively with the Parent Guarantor, the “Guarantors”), subject, in each case of other subsidiaries that may be required to become guarantors under the Loan Documents, to clause (ii) of “Priority/Security” below, covenant restrictions in joint venture agreements, general statutory limitations, corporate benefit and similar principles under applicable law, contractual restrictions and to the extent such guarantee would not result in adverse tax or accounting consequences, as reasonably determined by the Borrower, or as will require that such guarantee be limited by an amount or otherwise (collectively, “Applicable Limitations”) to the extent of such Applicable Limitations, or as otherwise agreed by the Joint Lead Arrangers (defined below) and the Borrower (collectively, the “Guarantee”).
All Guarantors shall also be debtors-in-possession under the Bankruptcy Code (such Guarantors, together with the Borrower, collectively the “Debtors”).

Debtors:	The Debtors are: (i) the Borrower, (ii) the Parent Guarantor and (iii) the subsidiaries of the Borrower identified on Annex I hereto.

Prepetition Secured Facilities:
The following are collectively referred to as the “Prepetition Secured Facilities”: (i) the Credit Agreement, dated as of October 10, 2007, among EFCH, TCEH, Citibank N.A., as administrative and collateral agent (the “Prepetition First Lien Agent”), and the other parties thereto (as amended, modified or supplemented and in effect prior to the Petition Date, the “Prepetition TCEH Credit Facility”);
(ii) the 11.5% senior secured notes due October 1, 2020, issued under the indenture dated April 19, 2011, by and among TCEH and TCEH Finance, Inc., as issuers, The Bank of New York Mellon Trust Company, N.A. (“BNY”), as indenture trustee, EFCH and certain subsidiary obligors party thereto, as guarantors (the “First Lien Secured Notes”);
(iii) (a) certain obligations to the Debtors’ counterparties under certain first lien commodity hedges (the “First Lien Commodity Hedges”); and (b) certain obligations to the Debtors’ counterparties under first lien interest rate swaps (the “First Lien Interest Rate Swaps,” and together with the Prepetition TCEH Credit Facility, the First Lien Secured Notes and the First Lien Commodity Hedges, the “Prepetition First Lien Debt”), as provided in the Prepetition TCEH Credit Facility and the Restated Collateral Agency and Intercreditor Agreement dated as of October 10, 2007, as amended and restated as of August 7, 2009 (as amended, and in effect from time to time, the “First Lien Intercreditor Agreement”); and
(iv) the 15% senior secured second lien notes due April 1, 2021 and 15% senior secured second lien notes due April 1, 2021, Series B, issued under the indenture dated October 6, 2010, by and among TCEH and TCEH Finance, Inc., as issuers, BNY, as indenture trustee and collateral agent (the “Prepetition Second Lien Agent”), EFCH and certain subsidiary obligors party thereto, as guarantors, and supplemental indentures thereto (the “Prepetition Second Lien Debt”).

Eligible Pari Passu Hedges:
The Borrower shall be entitled to grant liens in the Collateral (defined below) to counterparties under certain “right-way” hedging agreements that are pari passu to the liens securing the DIP Facilities (the “Eligible Pari Passu Hedges”).

DIP Facilities:
(a) Revolver Facility: A superpriority non-amortizing revolving credit facility (the “Revolver Facility”) in an aggregate principal amount of $1,950,000,000 (the “Revolver Commitments”). Up to $800,000,000 of the Revolver Facility will be available in connection with Initial Availability (defined below) and up to $1,950,000,000 will be available in connection with Full Availability (defined below), in each case subject to the Revolver Commitments, in the form of loans for the account of the Debtors (“Revolver Loans”).

(a)(b) Delayed-Draw Term Facility: A superpriority non-amortizing delayed draw term credit facility (the “Delayed-Draw Term Facility”) in an aggregate principal amount of $1,100,000,000 (the “Delayed-Draw Term Commitment”) shall be made available for up to two drawings (in minimum amounts of $250,000,000 (or the remainder of the Delayed Draw Term Commitment, if less than $250,000,000)) during the period beginning on the Closing Date (it being understood and agreed that the Initial Availability for the Delayed-Draw Term Facility shall equal the full Delayed-Draw Term Commitment) and ending on the date that is 90 days after the Closing Date (the “Delayed-Draw Termination Date”), but only if the Borrower shall have theretofore issued and delivered the RCT Carve Out Support Rejection Notice (as defined below), for (i) the purpose of making loans to the Borrower to provide cash collateral to support obligations of the Debtors (or to refinance any cash collateral previously provided by the Debtors) to the Railroad Commission of Texas and/or (ii) working capital, general corporate and other purposes permitted under “Purpose: Use of Proceeds” below (collectively, the “Delayed-Draw Term Loans”). Amounts drawn under the Delayed-Draw Term Facility may not be reborrowed once repaid; provided that the Borrower will be under no obligation to elect to reduce the Delayed-Draw Term Commitments or the size of the Delayed-Draw Term Facility. Upon being drawn, Delayed-Draw Term Loans shall be deemed to constitute the same loan tranche as the Term Loans and shall have the same terms as the Term Loans.

The Delayed-Draw Term Facility shall be permanently reduced (dollar-for-dollar) by an amount (the “Delayed-Draw Term Facility Reduction Amount”) equal to the difference between $1,100,000,000 and the amount of Delayed-Draw Term Loans actually requested by and provided to the Borrower on the earlier of (1) the date of drawing of all of the Delayed-Draw Term Commitments and (2) the Delayed-Draw Termination Date (such earlier date, the “Delayed-Draw Term Facility Reduction Date”).

(c) Term Loan Facility: A superpriority non-amortizing term credit facility (the “Term Facility”) in an aggregate principal amount of $1,425,000,000 (the “Term Commitments”). Up to $800,000,000 of the Term Facility in connection with Initial Availability and up to $1,425,000,000 in connection with Full Availability, in each case subject to the Term Commitments, will be available in the form of loans for the account of the Debtors (“Term Loans” and, together with the Revolver Loans and the Delayed-Draw Term Loans, the “Loans”). Up to $800,000,000 of the proceeds of the Term Loans may be applied by the Borrower to fund the General L/C Cash Collateral Account (as defined below). Amounts drawn under the Term Facility may not be re-borrowed once repaid.

General L/C Cash Collateral Account:
To the extent so requested by the Borrower at its election, proceeds of the Term Facility may be deposited in one or more segregated depositary accounts under the name of the Borrower (collectively, the “General L/C Cash Collateral Account”) to be subject to a first priority lien in favor of the Lenders and the other secured parties under the DIP Facilities and the General Letter of Credit Issuers (as defined below) and shall be invested in cash and cash equivalents as directed by the Borrower (with any such gains or losses being for the account of the Borrower). For the avoidance of doubt, the commitment of the General Letter of Credit Issuers to issue General Letters of Credit shall not exceed the maximum stated amount set forth below under “General Letter of Credit Issuers”.

The Borrower may at any time draw any funds in the General L/C Cash Collateral Account to the extent of the excess of such funds over the then aggregate undrawn amount of all General Letter of Credit plus the amount of unreimbursed drawings on General Letters of Credit; provided that the relevant General Letter of Credit Issuers shall have no obligation to issue General Letters of Credit in excess of the funds in the General L/C Cash Collateral Account. Any General Letter of Credit shall have the expiration dates (and renewal terms) agreed to with the relevant General Letter of Credit Issuer.

General Letters of Credit:
Drawings under General Letters of Credit shall be reimbursed by the Borrower (whether with its own funds or, at its election, with the proceeds in the General L/C Cash Collateral Account within one (1) business day of receipt of written notice from the Administrative Agent (as defined below) or the relevant General Letter of Credit Issuer to the effect that a General Letter of Credit has been drawn upon.

To the extent that the Borrower does not so reimburse the General Letter of Credit Issuer in respect of any General Letter of Credit, the General Letter of Credit Issuer may draw in its discretion any balances on deposit in the General L/C Cash Collateral Account in an amount up to such reimbursement obligation.

RCT L/C Cash Collateral Account:
To the extent so requested by the Borrower at its election, proceeds of the Delayed-Draw Term Facility shall be funded directly to one or more segregated depositary accounts under the name of the Borrower (collectively, the “RCT L/C Cash Collateral Account”) to be subject to a first priority lien in favor of the Lenders and the other secured parties under the DIP Facilities and the RCT Letter of Credit Issuers (as defined below) and shall be invested in cash and cash equivalents as directed by the Borrower (with any such gains or losses being for the account of the Borrower). The Borrower may also draw Delayed-Draw Term Loans and use the proceeds thereof as permitted under “Purpose/Use of Proceeds” below. The RCT L/C Cash Collateral Account shall not be funded with proceeds of the Revolver Facility until the Term Facility and the Delayed-Draw Term Facility have been fully funded (or, in the case of the Delayed-Draw Term Facility, the Delayed-Draw Term Facility Reduction Date has occurred). For the avoidance of doubt, the commitment of the RCT Letter of Credit Issuers to issue RCT Letters of Credit shall not exceed the maximum stated amount set forth below under “RCT Letter of Credit Issuers”.

The Borrower may at any time draw any funds in the RCT L/C Cash Collateral Account to the extent of the excess of such funds over the then aggregate undrawn amount of all RCT Letter of Credit plus the amount of unreimbursed drawings on RCT Letters of Credit; provided that (x) the relevant RCT Letter of Credit Issuers shall have no obligation to issue RCT Letters of Credit in excess of the funds in the RCT L/C Cash Collateral Account and (y) such drawn amounts may not be used for any purpose other than prepaying the Term Loans or the Delayed-Draw Term Loans. Any RCT Letter of Credit shall have the expiration dates (and renewal terms) agreed to with the relevant RCT Letter of Credit Issuer.

RCT Letters of Credit:
Drawings under RCT Letters of Credit shall be reimbursed by the Borrower (whether with its own funds or, at its election, with the proceeds in the RCT L/C Cash Collateral Account within one (1) business day of receipt of written notice from the Administrative Agent or the RCT Letter of Credit Issuers to the effect that a RCT Letter of Credit has been drawn upon.

Upon a drawing under an RCT Letter of Credit, the applicable RCT Letter of Credit Issuer will draw any balances on deposit in the RCT L/C Cash Collateral Account in an amount up to the Borrower’s reimbursement obligation.

Purpose/Use of Proceeds:
The proceeds of the Term Loans and the Revolver Loans will be used, in a manner consistent with the terms of the Budget (defined below): (i) to finance any and all working capital needs and for any other general corporate purposes, including without limitation, to provide collateral support in respect of financial or physical trading transactions, including commodities transactions, and to comply with any legal and/or regulatory requirements of governmental and quasi-governmental entities (including for posting bonds and remediation or reclamation obligations of any nature, complying with any statutory or regulatory requirements and for self-bonding in respect of permits and licenses) of the Debtors, (and, to the limited extent set forth below, of the Specified Affiliates), (ii) to provide for Letters of Credit and (iii) to pay related transaction costs, fees, liabilities and expenses (including all Professional Fees (defined below)) and other administration costs incurred in connection with the Cases (including Adequate Protection Payments (defined below)) and the commitment, negotiation, syndication, documentation (including any commitment letters), execution and closing of the DIP Facilities. The proceeds of the Delayed-Draw Term Loans will be used to fund the RCT L/C Cash Collateral Account. Up to $800,000,000 of the proceeds of the Term Facility may be used to fund the General L/C Cash Collateral Account. The General Letters of Credit may be used for general corporate purposes, including without limitation, providing collateral support in respect of financial or physical trading transactions, including commodities transactions related to the Debtors’ businesses and activities (and, to the limited extent set forth below, of the Specified Affiliates) and to comply with any legal and/or regulatory requirements of governmental and quasi-governmental entities (including for posting bonds and remediation or reclamation obligations of any nature (such as with the Railroad Commission of Texas (the “RCT”)) complying with any statutory or regulatory requirements and for self-bonding in respect of permits and licenses). The RCT Letters of Credit will be used for the purpose of satisfying bonding requirements of the RCT.

Left Lead Revolving Arranger:	Deutsche Bank Securities Inc. (the “Left Lead Revolving Arranger”).

Left Lead Term Facilities Arranger:	Citigroup Global Markets Inc. (the “Left Lead Term Facilities Arranger” and, together with the Left Lead Revolving Arranger, the “Left Lead Arrangers”).

Joint Lead Arrangers:
The Left Lead Term Facilities Arranger, the Left Lead Revolving Arranger, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), Barclays Bank PLC (“Barclays”), RBC Capital Markets (“RBCCM”), and Union Bank, N.A. (“Union Bank”, and together with the Left Lead Term Facilities Arranger, the Left Lead Revolving Arranger, MLPFS, Morgan Stanley, Barclays and RBCCM, collectively, the “Joint Lead Arrangers”).

DIP Facilities Commitments and Lenders:
The Revolver Facility, the Delayed-Draw Term Facility and the Term Facility (together with the Incremental Facilities, if any) are collectively referred to as the “DIP Facilities”. The lenders under the Revolver Facility are referred to as the “Revolver Lenders”, the lenders under the Delayed-Draw Term Facility are referred to as the “Delayed-Draw Term Lenders” and the lenders under the Term Facility are referred to as the “Term Lenders”. The Revolver Lenders, the Delayed-Draw Term Lenders and the Term Lenders (together with any lenders under the Incremental Facilities, if any) are collectively referred to as the “Lenders”. The Revolver Commitments, the Delayed-Draw Term Commitments and the Term Commitments are collectively referred to as the “Commitments”.

General Letter of Credit Issuers:
Citi and other mutually and reasonably satisfactory banks (the “General Letter of Credit Issuers”) shall provide for the issuance of General Letters of Credit cash collateralized with the proceeds in the General L/C Cash Collateral Account (the “General Letters of Credit”) in an aggregate stated amount of up to $800,000,000, which amount may be increased from time to time as may be agreed between the Borrower and the relevant General Letter of Credit Issuers.

RCT Letter of Credit Issuers:
Each of the initial Revolver Lenders, pro rata in proportion to their Revolver Commitments, and other mutually and reasonably satisfactory banks (the “RCT Letter of Credit Issuers” and together with the General Letter of Credit Issuers, the “Letter of Credit Issuers”) shall provide for the issuance of RCT Letters of Credit cash collateralized with the proceeds in the RCT L/C Cash Collateral Account (the “RCT Letters of Credit” and together with the General Letters of Credit, the “Letters of Credit”) in an aggregate stated amount of up to $1,100,000,000, but only if the Borrower shall have theretofore issued and delivered the RCT Carve Out Support Rejection Notice prior to the Delayed-Draw Termination Date.

Administrative Agent:	Citibank, N.A. (together with its permitted successors and assigns, the “Administrative Agent” or “Agent”).

Initial Availability:
During the period commencing on the date (the “Interim Order Entry Date”) of the Bankruptcy Court’s entry of the Interim Order (defined in Annex II attached hereto) and ending on the date the Bankruptcy Court enters the Final Order (defined in Annex II attached hereto) (such period, the “Interim Period”), the Commitments shall be available to the Borrower, subject to (i) delivery by the Debtors of a Budget (defined below) and (ii) compliance with the applicable terms, conditions and covenants described in this Term Sheet in an amount as follows:

1. Revolver Facility, $800,000,000;

2. Delayed-Draw Term Facility, $1,100,000,000; and

3. Term Facility, $800,000,000, or, in each case such other amount as may be approved by order of the Bankruptcy Court, to be made available during the Interim Period in accordance with the Budget (the “Initial Availability”).

DIP Facilities Full Availability:
Upon the Bankruptcy Court’s entry of the Final Order (the “Final Order Entry Date”), the full amount of the Commitments shall be available to the Borrower subject to compliance with the applicable terms, conditions and covenants described in this Term Sheet (the “Full Availability”). Subject to the terms hereof, the balance of the DIP Facilities may be borrowed in amounts, and at intervals, to be set forth in the Loan Documents.

Incremental Facilities:
The Borrower shall be entitled to enter into one or more incremental term loan facilities (the “Incremental Term Facility”) and/or one or more Incremental Revolver facilities (the “Incremental Revolver Facility” and, together with the Incremental Term Facility, the “Incremental Facilities”) that will rank pari passu in right of payment with the Revolver Facility, the Delayed-Draw Term Facility and the Term Facility and will have the same guarantees as, and be secured on a pari passu basis by the same Collateral securing, the Revolver Facility, the Delayed-Draw Term Facility and the Term Facility, in a principal amount allocated between the Incremental Facilities determined by the Borrower (x) in minimum amounts of at least $100,000,000 and (y) not to exceed the sum of (1) $750,000,000 plus (2) if the RCT Carve Out Support Rejection Notice shall have been issued and delivered prior to the Delayed-Draw Termination Date, the Delayed-Draw Term Facility Reduction Amount; provided that in each case:

(i) no Event of Default or event that upon the passage of time, the giving of notice, or both, would become an Event of Default (“Default”) under the Revolver Facility, the Delayed-Draw Term Facility or the Term Facility then exists or would exist immediately after giving effect thereto, and the representations and warranties in the Loan Documents shall be true and correct in all material respects on and as of the date of the incurrence of such Incremental Facility (or, to the extent such representation and warranties relate to an earlier date, they shall be true and correct in all material respects as of such earlier date);

(ii) such Incremental Facilities may be provided by then existing Lenders or, subject to the reasonable consent of the Administrative Agent, other persons who become Lenders in connection therewith if such consent would be required for an assignment to any such Lender under the Loan Documentation (provided that no existing Lender will be obligated to provide such Incremental Facilities without its consent);

(iii) solely with respect to an Incremental Revolver Facility, pro forma compliance (assuming a full drawing of such Incremental Revolver Facility) after giving effect to all appropriate pro forma adjustments (but excluding all cash proceeds from such Incremental Revolver Facility) with the Consolidated Superpriority Secured Net Debt Leverage Test for the most recently ended quarterly test period for which financial statements are available;

(iv) the maturity date of such Incremental Facilities shall be no earlier than the maturity date of the Revolver Facility, the Delayed-Draw Term Facility and the Term Facility, and such Incremental Facilities shall require no scheduled amortization or mandatory commitment reduction (other than pursuant to the same terms applicable to the Revolver Facility or the Term Facility, as applicable) prior to the final maturity of the Revolver Facility, the Delayed-Draw Term Facility and the Term Facility and, with respect to the Incremental Revolver Facility, shall be made pursuant to the same documentation, and (except as otherwise set forth in clause (v) below) shall be on the exact same terms, as are applicable to the Revolver Facility;

(v) the interest rates, interest margins, any rate floors, fees, original issue and other funding discounts and premiums and (subject to clause (iv) above) amortization schedule applicable to such Incremental Facility shall be determined by the Borrower and the Lenders thereunder; provided that the total yield on the Incremental Term Facility or Incremental Revolver Facility (inclusive of interest rate floors and any original issue discount or upfront fees, but excluding any customary arrangement, administrative, advisory, origination or similar fees in connection therewith that are not paid to all of the Lenders providing the Incremental Facility) does not exceed the total yield on the initial Term Facility or initial Revolver Facility, as applicable, by more than 50 basis points, but the Borrower may increase the total yield on the initial Term Facility or initial Revolver Facility, as applicable, on or prior to the date of the incurrence of such Incremental Term Facility or Incremental Revolver Facility, as applicable, in order to comply with this proviso;

(vi) except as otherwise set forth above, such Incremental Term Facility shall be on terms and pursuant to documentation to be determined between the Borrower and the Lenders thereunder; provided that to the extent such terms and documentation are not consistent with the Term Facility (except to the extent permitted by clauses (iv) and (v) above), they shall be reasonably satisfactory to the Administrative Agent; and

(vii) the Final Order Entry Date shall have occurred.

Documentation Principles:
“Documentation Principles” means that (a) except as otherwise expressly set forth herein in this Term Sheet or the Commitment Letter, the terms and conditions of the mutually agreed definitive documentation for each of the DIP Facilities (the “Loan Documents”) shall be consistent with the terms and conditions, and in no event more burdensome on the Debtors, than the terms and conditions of the Prepetition TCEH Credit Facility; (b) the Loan Documents will be prepared on the basis of, and using as precedent, the Prepetition TCEH Credit Facility and its related collateral documents; and (c) generally all terms and conditions (including exceptions, thresholds, baskets, grace periods, cure periods and financial definitions) in the Loan Documents will be consistent with those in the Prepetition TCEH Credit Facility and its related collateral documents and in no event more burdensome on the Debtors, in each case modified solely to the extent (i) required to reflect the express terms and conditions set forth in this Term Sheet and the Commitment Letter, (ii) required to reflect the shorter tenor of the DIP Facilities, (iii) to account for the existence and continuance of the Cases, the operational needs and requirements of the Debtors and the Specified Affiliates (defined below) between the Petition Date and the Maturity Date (including as set forth in the last two paragraphs of “Negative Covenants” below) and to include provisions applicable to debtor-in-possession facilities generally (including (subject to the last two paragraphs of “Negative Covenants” below) customary changes to be mutually agreed with respect to additional restrictions on indebtedness, liens, restricted payments, asset sales and investments), and (iv) as otherwise agreed by the Borrower.

Budget:	As used in this Term Sheet and in Annex II hereto, “Budget” means the following:

Beginning on the Interim Order Entry Date, in the case of the initial Budget delivered as a condition to the closing and the funding of the Initial Availability (the “Initial Budget”), a statement of cash sources and uses of all free cash flow for the next full 3-calendar months of the Debtors (on a consolidated basis) broken down by month, including the anticipated uses of the DIP Facilities for such period, and after such 3-calendar month period, at the end of each fiscal quarter (or, at the election of the Borrower, at the end of each calendar month or such other earlier period as may be agreed).

The Borrower shall also provide on a monthly basis a Budget variance report/reconciliation for each calendar month (delivered no later than the end of the subsequent calendar month), (i) showing a statement of actual cash sources and uses of all free cash flow for the immediately preceding calendar month, noting therein all material variances from values set forth for such historical periods in the most recently delivered Budget, and shall include explanations for all material variances, and (ii) certified as to its reasonableness when made by the Borrower.

Annual Operating Forecast:
Beginning on the date 60 days after the Interim Order Entry Date (and again no later than December 1, 2014 for the business plan and operating budget covering 2015 and no later than December 1, 2015 for the business plan and operating budget covering 2016), the approved annual business plan and projected operating budget through the stated maturity date (the “Annual Operating Forecast”), broken down by month, including, without limitation, income statements, balance sheets, cash flow statements, projected capital expenditures, asset sales, a line item for total available liquidity for the period of such Budget, and which shall set forth the anticipated uses of the DIP Facilities for such period; the associated underlying assumptions shall be certified by the Borrower as being reasonable when made.

Both the Budget and the Annual Operating Forecast shall provide, among other things, for the payment of the fees and expenses relating to the DIP Facilities, ordinary course administrative expenses, bankruptcy-related expenses and working capital, expected issuances and renewals of letters of credit, and other general corporate needs; provided, however, that notwithstanding anything to the contrary in this Term Sheet or in any of the Loan Documents, the Professional Fees (defined below) will be due and payable, and will be paid by the Debtors whether or not consistent with the items or amounts set forth in the Budget or the Annual Operating Forecast; and provided, further that under no circumstance will the Budget or the Annual Operating Budget be construed as a cap or limitation on the amount of the Professional Fees due and payable by the Debtors.

Maturity:
The maturity date of the DIP Facilities will be (and all Loans and other payment obligations under the DIP Facilities shall be repaid in full in cash on) the earliest of: (i) stated maturity, which shall be 24 months from the Closing Date (defined below) subject to a six-month extension if as of the first day of such extension (1) no Event of Default is outstanding, (2) a Plan of Reorganization has been filed, (3) a hearing has been scheduled for the confirmation of such Plan of Reorganization, (4) the Debtors are working in good faith to confirm such Plan of Reorganization, (5) an updated Budget and Annual Operating Forecast have been delivered by the Borrower at least ten days prior to the first day of such extension, which Budget and Annual Operating Forecast demonstrate minimum liquidity sufficient to provide for Adequate Protection Payments through such additional six-month period plus an additional $250,000,000, and (6) the Borrower pays an extension fee in the amount of 0.25% of the then outstanding Commitments and Loans on the date of such payment to the Agent for distribution to the Lenders on a pro rata basis based on the respective Commitments and Loans held by each Lender (subclauses (1) through (6), the “Extension Conditions”); (ii) the effective date of any Plan of Reorganization; (iii) the date that is 45 days after the Interim Order Entry Date if the Final Order Entry Date shall not have occurred by such date; (iv) the date of the consummation of a sale of all or substantially all of the Debtors’ assets or stock under section 363 of the Bankruptcy Code; and (v) the acceleration of the Loans and termination of the Commitments under any of the DIP Facilities, including, without limitation, as a result of the occurrence and continuance of an Event of Default (any such occurrence, the “Maturity Date”); provided, however, that the Maturity Date will occur in any event no later than 30 months from the Closing Date.

Any plan of reorganization or liquidation or confirmation order entered in the Cases shall not discharge or otherwise affect in any way any of the joint and several obligations of the Debtors to the Lenders under the DIP Facilities and the Loan Documents, other than after the payment in full and in cash, to the Lenders of all obligations (other than indemnities and other contingent obligations not then due and payable and collateralized letters of credit) under the DIP Facilities and the Loan Documents on or before the effective date of such plan and the termination of the Commitments.

Closing Date:
The date on which the specified portion of the Commitments is made available for borrowings under the DIP Facilities (the “Closing Date”), which shall be no later than five (5) business days after the Interim Order Entry Date, subject to satisfaction (or waiver) of the applicable conditions precedent set forth herein.

Amortization:	None. For the avoidance of doubt, there will be neither an excess cash flow sweep nor scheduled amortization under the DIP Facilities.

Interest Rate and Fees:	As set forth on Annex III.

Borrowing Procedure:	To be consistent with the Documentation Principles, including as follows:

Borrowings under the Revolver Facility will be in minimum amounts of $5,000,000 or multiples of $1,000,000 in excess thereof (or, if less, the remaining available balance of the applicable Commitments), except for deemed draw requests upon the Agent’s delivery of a Carve Out Trigger Notice.

The Term Facility will be available in single draws on or after the date the Interim Order or the Final Order is entered in respect of the portion of the Term Facility available on each such date in accordance with “DIP Facilities Initial Availability” and “DIP Facilities Full Availability” above.

Borrowing requests under each DIP Facility shall be made (i) on three business days’ notice, in the case of Loans bearing interest at a rate based on LIBOR (“LIBOR Loans”) and (ii) on one business day’s notice, in the case of Loans bearing interest based on the Alternate Base Rate (“ABR Loans”); provided that Loans funded and Letters of Credit issued on the Interim Order Entry Date will be funded or issued on the basis of a same day notice.

Currency:	Borrowings will be made in U.S. Dollars. All payments under the DIP Facilities will be made without setoff or counterclaim.

Voluntary Prepayments and Commitment Reductions:	To be consistent with the Documentation Principles, including as follows:

The Borrower may repay outstanding Term Loans and Delayed-Draw Term Loans and/or reduce the Term Commitments and/or Delayed-Draw Term Commitments at any time without premium or penalty, including without any make-whole premium (other than breakage costs, if applicable on the amount of the prepayment or reduction) upon (i) at least three (3) business days’ notice in the case of LIBOR Loans and (ii) one business day’s notice in the case of ABR Loans; provided that in the case of repayment, each partial repayment shall be in an amount of $5,000,000 or multiples of $1,000,000 in excess thereof (or, if less, the outstanding amount of applicable Loans), and, each partial reduction shall be in an amount of $5,000,000 or multiples of $1,000,000 in excess thereof (or, if less, the remaining available balance of the relevant Commitment).

The Borrower may repay the Revolver Loans under the Revolver Facility and/or reduce the Revolver Commitments at any time without premium or penalty (other than breakage costs, if applicable) upon (i) at least three (3) business days’ notice in the case of LIBOR Loans and (ii) one business day’s notice in the case of ABR Loans; provided that in the case of repayment, each partial repayment shall be in an amount of $1,000,000 or multiples of $500,000 in excess thereof (or, if less, the outstanding amount of applicable Loans), and, in the case of reduction of the Revolver Commitments, each partial reduction shall be in an amount of $1,000,000 or multiples of $500,000 in excess thereof (or, if less, the remaining available balance of the Revolver Commitments).

Mandatory Prepayments:	The following mandatory prepayments shall be required, subject, in each case, to reinvestment rights, exceptions and mechanics consistent with the Documentation Principles:

1. Asset Sales: Prepayments of the DIP Facilities in an amount equal to 100% of the net cash proceeds of the sale or other disposition of any property or assets (other than any such proceeds received prior to the date of commencement of the Cases) of the Debtors, other than net cash proceeds of sales or other dispositions of power, capacity, energy, ancillary services and other products, inventory and services or contracts related to any of the foregoing (in each case, whether in physical, financial or other form), any dispositions between the Debtors, any dispositions consisting of leases and sub-leases and any other sales or dispositions in the ordinary course of business or consistent with past practice, and subject, in each case, to any Applicable Limitations and additional exceptions to be mutually agreed on in the Loan Documents consistent with the Documentation Principles.

2. Insurance Proceeds: Prepayments of the DIP Facilities in an amount equal to 100% of the net cash proceeds of insurance paid on account of any loss of any property or assets of the Debtors (other than any such proceeds received prior to the date of commencement of the Cases), subject to any Applicable Limitations and with restrictions to be mutually agreed, and subject to exceptions to be mutually agreed on in the Loan Documents consistent with the Documentation Principles.

3. RCT Letter of Credit Exposure. On any date that the outstanding RCT Letter of Credit exposures exceed the balance on the RCT L/C Cash Collateral Account (an “Excess RCT L/C Exposure”), not later than within two (2) business days from written notice by the applicable RCT Letter of Credit Issuer of the existence of such Excess RCT L/C Exposure, the Borrower will either (i) deposit additional cash in the RCT L/C Cash Collateral Account or otherwise cash collateralize (at 100%) an amount at least equal to such Excess RCT L/C Exposure, or (ii) cause the reduction of any outstanding RCT Letters of Credit exposure in an amount at least equal to such Excess RCT L/C Exposure.

4. General Letter of Credit Exposure. On any date that the outstanding General Letter of Credit exposures exceed the balance on the General L/C Cash Collateral Account (an “Excess General L/C Exposure”), not later than within two (2) business days from written notice by the applicable General Letter of Credit Issuer of the existence of such Excess General L/C Exposure, the Borrower will either (i) deposit additional cash in the General L/C Cash Collateral Account or otherwise cash collateralize (at 100%) an amount at least equal to such Excess General L/C Exposure, or (ii) cause the reduction of any outstanding General Letters of Credit exposure in an amount at least equal to such Excess General L/C Exposure.
Notwithstanding the foregoing, no mandatory prepayments pursuant to clauses 1 and 2 above shall be due in respect of net cash proceeds that (x) do not exceed $25,000,000 in respect of a single mandatory prepayment event and (y) do not exceed $100,000,000 in respect of the aggregate amount of net cash proceeds of all mandatory prepayment events

Application of Mandatory Prepayments:
Any mandatory prepayments (other than as set forth in paragraph 3 of “Mandatory Prepayments” above) shall be applied first to the Term Facility and the Delayed-Draw Term Facility until paid in full, and then to the Revolver Facility (without any permanent reduction in commitments thereof).

RCT Reclamation Support Carve Out:
Unless and until the Borrower issues the RCT Carve Out Support Rejection Notice, all amounts up to $1,100,000,000 required to be paid to the RCT pursuant to amounts due and owing in respect of reclamation obligations incurred by the RCT will constitute the RCT Reclamation Support Carve Out, and such RCT Reclamation Support Carve Out will be senior to the Obligations and to any other obligations or liabilities of the Debtors (other than, and subject in any event to, the Carve Out).

If the RCT denies or rejects the TCEH Debtors’ application to utilize the RCT Reclamation Support Carve Out to satisfy RCT’s bonding requirements, then the Borrower shall be obligated to promptly terminate and permanently reduce to $0 the RCT Reclamation Support Carve Out by issuing and delivering a notice in writing to the Administrative Agent, and the RCT shall thereafter cease to have any rights in respect of the RCT Reclamation Support Carve Out (the “RCT Carve Out Support Rejection Notice”).

Priority/Security:
All obligations of the Debtors to the Administrative Agent, the Lenders, and the Letter of Credit Issuers (such persons, collectively, the “DIP Secured Parties”) under the Loan Documents (the “Obligations”) including all Loans made under the DIP Facilities, shall, subject to the Carve Out (defined below) and the RCT Reclamation Support Carve Out, at all times:

(i) pursuant to Bankruptcy Code section 364(c)(1), be entitled to joint and several superpriority administrative expense claim status in the Cases, on a pari passu basis;

(ii) pursuant to Bankruptcy Code section 364(c)(2), be secured by the following:

a perfected first-priority lien on substantially all now owned or hereafter acquired assets and property of the Debtors, including real and personal property, plant and equipment, the RCT L/C Cash Collateral Account, the General L/C Cash Collateral Account, cash and the proceeds of each of the foregoing the (“Collateral”); provided, however, that notwithstanding anything to the contrary herein or in any other Loan Document, (x) “Excluded Stock and Stock Equivalents”, “Excluded Subsidiaries” and any “Excluded Property” (each as defined in the Prepetition TCEH Credit Facility and the “Credit Documents” (as defined therein)) will be excluded from the Collateral, and (y) in any event all “Guarantors” pursuant to the Prepetition TCEH Credit Agreement immediately prior to the Petition Date will be Guarantors and their assets will constitute “Collateral” to the same extent constituting “Collateral” pursuant to the Prepetition TCEH Credit Agreement immediately prior to the Petition Date; provided, further, that the Collateral shall exclude the Debtors’ claims and causes of action under Chapter 5 of the Bankruptcy Code, or any other avoidance actions under the Bankruptcy Code (collectively, “Avoidance Actions”), but subject only to, and effective upon, entry of the Final Order, shall include any proceeds or property recovered, unencumbered or otherwise the subject of successful Avoidance Actions, whether by judgment, settlement or otherwise; provided, further, that notwithstanding the Documentation Principles, the Collateral shall include (i) stock and stock equivalents of “Immaterial Subsidiaries” (as defined in the Prepetition TCEH Credit Facility) that are Debtors, (ii) deposit accounts and cash, and (iii) any other assets that were excluded from Collateral in the Prepetition Credit Facility due to practicality or the necessity of obtaining third party consents or taking other additional steps, but only to the extent that a lien in such Collateral may be perfected by the entry of the Interim Order and the Final Order.

In addition, “Excluded Subsidiary” will include with respect to any actual or purported Obligation (including pursuant to any guarantee or grant of security) with respect to any “swap” (as defined under the Commodity Exchange Act) (after giving effect to keepwell agreements in the Loan Documents) entered into by the Parent Guarantor, the Borrower or Subsidiary Guarantor thereof that is not an “eligible contract participant” (as such term is defined in the Commodity Exchange Act) at the time such “swap” Obligation is incurred, or in the case of an Obligation resulting from a guarantee (or grant of security) at the later of the time such guarantee (or grant of security) is entered into and the time such “swap” obligation being guaranteed (or secured) is incurred. For the avoidance of doubt, Collateral will also exclude the following: (a) those assets over which the granting of security interests in such assets would be prohibited by contract (other than any in respect of any of the Prepetition Secured Facilities), applicable law or regulation or the organizational documents of any non-wholly owned subsidiary (including permitted liens, leases and licenses), or to the extent that such security interests would result in adverse tax or accounting consequences as determined in good faith by the Borrower, (b) those assets as to which the Administrative Agent and the Borrower reasonably determine that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, (c) assets in respect of which the granting or perfection of a lien would violate any applicable law or regulation (including regulations adopted by FERC, the Public Utility Commission of Texas and/or the Nuclear Regulatory Commission), and (d) subject to the requirement that all “Guarantors” pursuant to the Prepetition TCEH Credit Agreement immediately prior to the Petition Date will be Guarantors and their assets will constitute “Collateral” to the same extent constituting “Collateral” pursuant to the Prepetition TCEH Credit Agreement immediately prior to the Petition Date, other exceptions (i) to be mutually agreed upon or (ii) that are usual and customary for facilities of this type for affiliates of the Borrower will not constitute “Collateral”); provided, however, notwithstanding anything to the contrary contained herein, to the extent the security interest in such Collateral may be perfected by the entry of the Interim Order and the Final Order, neither the Borrower nor any Guarantor shall be required to obtain, provide or execute any mortgage or control agreement in favor of the Agent or any other DIP Secured Party with regard to any Collateral nor shall the Borrower or any Guarantor be required to obtain a certificate of title evidencing the security interest of the Agent or any other Secured Party with respect to any Collateral; ¹

___________________________________

¹
To the extent “Excluded Assets” is to be limited at the request of the Joint Lead Arrangers in the manner set forth above, the Debtors and the Joint Lead Arrangers agree that the exclusions initially proposed by the Debtors on September 15, 2013 will be reinstated in full in the definition of “Excluded Assets” for purposes of any exit facility collateral.

in each case, to the extent that such Collateral is not subject to valid, perfected and non-avoidable liens as of the commencement of the Cases;

(iii) pursuant to Bankruptcy Code section 364(c)(3), be secured by the following:

a perfected lien on all Collateral;

to the extent that such Collateral is subject to valid, perfected and non-avoidable liens in favor of third parties in existence at the time of the commencement of the Cases or to valid liens in existence at the time of such commencement that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code (other than property that is subject to the existing liens that secure the obligations under any of the Prepetition Secured Facilities referred to above (excluding the “Deposit L/C Loan Collateral Account” to the extent of the “Deposit L/C Obligations” (each as defined in the Prepetition TCEH Credit Facility) (the “Prepetition Deposit L/C Collateral”)), which liens shall be primed by the liens securing the DIP Facilities, the Carve Out and the liens securing the Eligible Pari Passu Hedges described in such clause); and

(iv) pursuant to Bankruptcy Code section 364(d), be secured by the following:

a perfected priming first-priority lien on all Collateral;

to the extent that such Collateral is subject to valid, perfected and non-avoidable liens in favor of third parties as of the commencement of the Cases, including, all accounts receivable, inventory, real and personal property, plant and equipment of the Debtors that secure the obligations of the Debtors under or in connection with the Prepetition Secured Facilities (including, for the avoidance of doubt, with respect to EFCH as parent guarantor under the Prepetition TCEH Credit Facility, but excluding the Prepetition Deposit L/C Collateral (which shall be subject to the lien set forth in clause (iii) above);

subject, in each case, to the Carve Out and the RCT Reclamation Support Carve Out.

All liens securing the Obligations, the Adequate Protection Liens (defined below), the 507(b) Claim (as defined below), the Eligible Pari Passu Hedges, and any and all other forms of adequate protection, liens or claims securing the Obligations and all other prepetition obligations of the Debtors, including the liens and security interests granted to the respective lenders, counterparties and holders pursuant to and in connection with the Prepetition Secured Facilities (the “Existing Primed Creditors”) (including all security agreements, pledge agreements, mortgages, deeds of trust and other security documents executed by any of the Debtors in favor of the agents under the Prepetition Secured Facilities, for its benefit and for the benefit of the any secured party under or in connection with the Prepetition Secured Facilities), shall be subject and subordinate to the Carve Out and the RCT Reclamation Support Carve Out; provided, however, that cash or other amounts of cash equivalents on deposit to cash collateralize Letters of Credit shall not be subject to the Carve Out or the RCT Reclamation Support Carve Out.

The “Carve Out” means the sum of (i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) fees and expenses up to $50,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order or otherwise, all unpaid fees and expenses (the “Professional Fees”) incurred by persons or firms (“Debtor Professionals”) retained by the Debtors pursuant to section 327, 328 or 363 of the Bankruptcy Code and any official committee of unsecured creditors (the “Committee” and, together with the Debtor Professionals, the “Professional Persons”) appointed in the Cases pursuant to section 1103 of the Bankruptcy Code at any time before or on the first Business Day following delivery by the Agent of a Carve Out Trigger Notice (defined below), whether allowed by the Bankruptcy Court prior to or after delivery of a Carve Out Trigger Notice; and (iv) Professional Fees of Professional Persons in an aggregate amount not to exceed $50,000,000 incurred after the first Business Day following delivery by the Agent of the Carve Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order or otherwise (the amounts set forth in this clause (iv) being the “Post-Carve Out Trigger Notice Cap”). For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the Agent to the Debtors, their lead restructuring counsel, the United States Trustee, and lead counsel to the Committee, which notice may be delivered following the occurrence and during the continuation of an Event of Default and acceleration of the Obligations under the DIP Facilities, stating that the Post-Carve Out Trigger Notice Cap has been invoked.

On the day on which a Carve Out Trigger Notice is given by the Agent to the Debtors, the Carve Out Trigger Notice shall (i) be deemed a request by the Debtors for Loans under the Revolver Commitment (on a pro rata basis based on the then outstanding Revolver Commitments), in an amount equal to the then unpaid amounts of the Professional Fees (any such amounts actually advanced shall constitute Revolver Loans), and (ii) also constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the then unpaid amounts of the Professional Fees. The Debtors shall deposit and hold such amounts in a segregated account at Revolver Facility Administrative Agent in trust to pay such then unpaid Professional Fees (the “Pre-Carve Out Trigger Notice Reserve”) prior to any and all other claims. On the same day on which a Carve Out Trigger Notice is given, the Carve Out Trigger Notice shall also be deemed a draw request and notice of borrowing by the Debtors for Loans under the Revolver Commitment (on a pro rata basis based on the then outstanding Revolver Commitments), in an amount equal to the Post‑Carve Out Trigger Notice Cap (any such amounts actually advanced shall constitute Revolver Loans). The Debtors shall deposit and hold such amounts in a segregated account at Administrative Agent in trust to pay such Professional Fees benefiting from the Post-Carve Out Trigger Notice Cap (the “Post‑Carve Out Trigger Notice Reserve” and, together with the Pre-Carve Out Trigger Notice Reserve, the “Carve Out Reserves”) prior to any and all other claims. On the first Business Day after the Agent gives such notice to such Revolver Lenders, notwithstanding the existence of a Default or Event of Default, the failure of the Debtors to satisfy any or all of the conditions precedent for Revolver Loans under the Revolver Facility or the occurrence of the Maturity Date, each Revolver Lender with an outstanding Commitment (on a pro rata basis based on the then outstanding Commitments) shall make available to the Agent such Revolver Lender’s pro rata share with respect to such Borrowing in accordance with the Revolver Facility. All funds in the Pre-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (ii) through (iii) of the definition of Carve Out set forth above, but not, for the avoidance of doubt, the Post-Carve Out Trigger Notice Cap, until paid in full, and then, to the extent the Pre‑Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the Agent for the benefit of the Lenders, unless the Obligations have been paid in full, in which case any such excess shall be paid to the lenders under the Prepetition Secured Facilities in accordance with their rights and priorities as of the Petition Date. All funds in the Post-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clause (iv) of the definition of Carve Out set forth above, and then, to the extent the Post‑Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the Agent for the benefit of the Lenders, unless the Obligations have been paid in full, in which case any such excess shall be paid to the lenders under the Prepetition Secured Facilities in accordance with their rights and priorities as of the Petition Date.

Notwithstanding anything to the contrary in the Loan Documents, the Interim Order or the Final Order, following delivery of a Carve Out Trigger Notice, the Agents and the Prepetition First Lien Agents shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve Out Reserves have been fully funded, but shall have a security interest in any residual interest in the Carve Out Reserves, with any excess paid to the Agents for application in accordance with the Loan Documents.

Further, notwithstanding anything to the contrary herein, (i) disbursements by the Debtors from the Carve Out Reserves shall not constitute Loans or increase or reduce the Obligations, (ii) the failure of the Carve Out Reserves to satisfy in full the Professional Fees shall not affect the priority of the Carve Out and (iii) in no way shall the Carve Out, Post-Carve Out Trigger Notice Cap, Carve Out Reserves, any Budget, the Initial Budget, any Annual Operating Forecast or any of the foregoing be construed as a cap or limitation on the amount of the Professional Fees due and payable by the Debtors. The Debtors shall not assert or prosecute, and no portion of the proceeds of the DIP Facilities, the Collateral, or the Carve Out, and no disbursements set forth in the Budget, shall be used for the payment of professional fees, disbursements, costs or expenses incurred by any person in connection with (a) preventing, hindering or delaying any of the Prepetition First Lien Agent’s, the Prepetition First Lien Creditors’, the Agent’s or the Lenders’ enforcement or realization upon any of the Collateral once an Event of Default has occurred and after the Remedies Notice Period, (b) objecting or challenging or contesting in any manner, or raising any defenses to, the validity, extent, amount, perfection, priority, or enforceability of any of the Obligations, the DIP liens, the obligations and liens under the Prepetition Secured Facilities, or any other rights or interest of any of the Agent, the Lenders, the Prepetition First Lien Agent or any Prepetition First Lien Creditor, or (c) asserting, commencing or prosecuting any claims or causes of action, including, without limitation, any actions under Chapter 5 of the Bankruptcy Code, against the Agent, any Lender, the Prepetition First Lien Agent, any Prepetition First Lien Creditor or any of their respective affiliates, agents, attorneys, advisors, professionals, officers, directors and employees; provided, however, that the foregoing shall not restrict the Debtors from using proceeds of the DIP Facilities to seek to use cash collateral on a non-consensual basis or prosecuting a plan of reorganization over the objection of the Prepetition First Lien Creditors; provided, further, that the Carve Out and such collateral proceeds and loans under the Loan Documents may be used for allowed fees and expenses, in an amount not to exceed $250,000 in the aggregate, incurred solely by the Committee, if appointed, in investigating (but not commencing or prosecuting) the validity, enforceability, perfection, priority or extent of the liens under the Prepetition Secured Facilities. Any party granted standing by the Bankruptcy Court other than the Committee must commence any claims against the Prepetition First Lien Agents no later than seventy-five (75) calendar days following entry of the Interim Order, and, with respect to the Committee, if appointed and granted standing by the Bankruptcy Court, no later than sixty (60) calendar days after its formation.

The liens on the Collateral securing the Prepetition Secured Facilities shall be junior and subordinate to the Carve Out, the RCT Reclamation Support Carve Out, the liens securing the Obligations, the Adequate Protection Liens, and the liens securing the Eligible Pari Passu Hedges. All of the liens described herein shall be effective and perfected as of the Interim Order Entry Date and without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements.

Adequate Protection:
Pursuant to sections 361, 363(e) and 364(d)(1) of the Bankruptcy Code, the Prepetition First Lien Agent, for the benefit of itself and the holders of claims on account of Prepetition First Lien Debt (the “Prepetition First Lien Creditors”) and the Prepetition Second Lien Agent, for the benefit of itself and the holder of claims on account of Prepetition Second Lien Debt (the “Prepetition Second Lien Creditors”), in each case, shall be granted the following adequate protection (collectively, the “Adequate Protection”) of the security interests of the Prepetition First Lien Creditors in the Collateral securing the Prepetition First Lien Debt (including, without limitation, cash collateral) (the “Prepetition First Lien Collateral”) and of the security interests of the Prepetition Second Lien Creditors in the Collateral securing the Prepetition Second Lien Debt (including, without limitation, cash collateral) (the “Prepetition Second Lien Collateral”), and equal in amount to, any diminution in the value (collectively, the “Diminution in Value”) of such prepetition security interests of such Prepetition First Lien Creditors and Prepetition Second Lien Creditors, respectively, calculated in accordance with section 506(a) of the Bankruptcy Code, whether or not the Diminution in Value results from the sale, lease or use by the Debtors of the Prepetition First Lien Collateral or Prepetition Second Lien Collateral, as applicable, the priming of the prepetition security interests of such Prepetition First Lien Creditors or Prepetition Second Lien Creditors, as applicable, or the stay of enforcement of any prepetition security interests arising from section 362 of the Bankruptcy Code, or otherwise:

(a) Adequate Protection Liens. As security for and solely to the extent of any Diminution in Value of their prepetition security interests, the Prepetition First Lien Agent shall be granted for its benefit and the benefit of the applicable Prepetition First Lien Creditors and the Prepetition Second Lien Agent shall be granted for its benefit and the benefit of the applicable Prepetition Second Lien Creditors, respectively, effective and perfected as of the Interim Order Entry Date and without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements, a replacement security interest in and lien on the Collateral (together, the “Adequate Protection Liens”), subject and subordinate only to (i) the Carve Out, (ii) the RCT Reclamation Support Carve Out, (iii) the liens securing the DIP Facilities, (iv) the liens securing the Eligible Pari Passu Hedges, which Adequate Protection Liens shall, inter se, rank in the same relative priority and right as do the respective security interests and liens of the respective Prepetition First Lien Creditors and Prepetition Second Lien Creditors, as applicable, as of the Petition Date.

(a)(b) Super-Priority Claim. To the extent of any Diminution in Value of the Prepetition First Lien Creditors or the Prepetition Second Lien Creditors, in their respective prepetition security interests, the Prepetition First Lien Agent, on behalf of itself and the applicable Prepetition First Lien Creditors and the Prepetition Second Lien Agent, on behalf of itself and the applicable Prepetition Second Lien Creditors, respectively, shall be granted, subject to the payment of the Carve Out, a superpriority administrative expense claim pursuant to section 507(b) of the Bankruptcy Code, immediately junior to the claims under section 364(c)(1) of the Bankruptcy Code held by the Agent and the Lenders and other secured parties under the DIP Facilities (the “507(b) Claim”), which 507(b) Claim shall, inter se, rank in the same relative priority and right as do the respective claims of the Prepetition First Lien Creditors and Prepetition Second Lien Creditors, as applicable, as of the Petition Date; provided that the Prepetition First Lien Agent and Prepetition First Lien Creditors and the Prepetition Second Lien Agent and Prepetition Second Lien Creditors shall not receive or retain any payments, property or other amounts on account of the 507(b) Claim or on account of the Prepetition First Lien Debt or Prepetition Second Lien Debt, as applicable, unless and until the Obligations (other than indemnities and/or contingent obligations not then due and payable) and the Eligible Pari Passu Hedges have indefeasibly been paid in cash in full.

(a)(c) Fees and Expenses. The Prepetition First Lien Agent shall receive (for the benefit of the lenders under the Prepetition Secured Facilities) from the Debtors current cash payments of all reasonable and documented out-of-pocket fees and expenses of professionals payable pursuant to the engagement letters dated as of February 1, 2013, with Millstein & Co., L.P., financial advisors to certain of the Prepetition First Lien Creditors, and Paul, Weiss, Rifkind, Wharton & Garrison LLP, as lead counsel to certain of the Prepetition First Lien Creditors, plus the reasonable and documented professional fees and expenses of Young Conaway Stargatt & Taylor, LLP, as local counsel to certain of the Prepetition First Lien Creditors, promptly upon receipt of invoices therefor, after providing the U.S. Trustee and counsel to any statutory committee with copies of the invoices and a ten day period to object.

As additional adequate protection, the Prepetition First Lien Agent, on behalf of itself and the other Prepetition First Lien Creditors thereunder, may be granted the following:

Adequate Protection Payments. The Prepetition First Lien Agent on behalf of the Prepetition First Lien Creditors may receive from the Debtors periodic adequate protection payments (the “Adequate Protection Payments”) in an amount resulting from applying (including, if any, settlement or termination amounts owed under the First Lien Commodity Hedges and any letter of credit fees, in each case in accordance with respective terms of the relevant Prepetition First Lien Debt) a per annum rate equal to LIBOR + 450 basis points to the aggregate outstanding amount of Prepetition First Lien Obligations as of the Petition Date in respect of such relevant periods ending after the Petition Date (and not, for the avoidance of doubt, at any different rate set forth in any of the Prepetition First Lien Debt); provided, however, that any Adequate Protection Payment shall be without prejudice, and with a full reservation of rights, as to whether such payment should be recharacterized or reallocated pursuant to section 506(b) of the Bankruptcy Code as principal payments under the Prepetition First Lien Debt (whether as to principal, interest or otherwise). The Adequate Protection Payments and the expenses paid by the Debtors pursuant to clause (c) of “Adequate Protection” do not themselves result in Diminution in Value. The Adequate Protection Payments will be calculated on a monthly basis, and be due and payable on the first business day of each month occurring after the first full month following the Petition Date.

The Prepetition First Lien Agent on behalf of Prepetition First Lien Creditors shall also receive (i) the Budget, (ii) the Annual Operating Forecast and (iii) to the extent given to the Lenders, reasonable access to the Debtors’ records and information.

Representations and Warranties:
Each of the Debtors under the DIP Facilities will make only the following representations and warranties, consistent with the Documentation Principles and (for the avoidance of doubt) each as modified as necessary to reflect the commencement of the Cases and events leading up to and following commencement.

Financial statements; no Material Adverse Event since the Petition Date; existence and good standing, authorization and validity; compliance with law; corporate power and authority; due authorization, execution, deliver and enforceability of Loan Documents; no conflict with law, organizational documents, unstayed orders and decrees or post-petition material contractual obligations; no material unstayed litigation; no default; ownership of property; intellectual property; taxes; insurance; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; labor matters; OFAC; FCPA; anti-terrorism laws and anti-money laundering laws; effectiveness of the Interim Order and the Final Order; creation, validity, perfection and priority of lien securing the DIP Facilities; and accuracy of disclosure. Notwithstanding anything in the Commitment Letter, the Fee Letter, this Term Sheet or any Loan Document to the contrary, the Debtors will not provide any representation or warranty concerning solvency.

As used herein and in the Loan Documents, a “Material Adverse Event” shall mean any circumstance or conditions affecting the business, assets, operations, properties or financial condition of the Borrower and its subsidiaries taken as a whole, that would individually or in the aggregate, materially adversely affect the ability of the Debtors (taken as a whole) to perform their payment obligations under the Loan Documents to which they are a party, or the rights and remedies of the Agent, the Letter of Credit Issuers and the Lenders under the Loan Documents (other than, in each case, as a result of the events leading up to, and following commencement of a proceeding under Chapter 11 of the Bankruptcy Code and the continuation and prosecution thereof, including circumstances or conditions resulting from, or incidental to, such events, commencement, continuation and prosecution, which shall not, individually or in the aggregate, constitute a Material Adverse Event), and provided, further, that nothing disclosed in any of the following filings by EFH and/or EFCH (1) the Annual Report on Form 10-K for the year ended December 31, 2013 as filed on the date of the Commitment Letter (to the extent substantially the same in form and substance as the version provided to the Joint Lead Arrangers at least 2 days prior to the date of the Commitment Letter), (2) any filings on Form 8-K made through the date of the Commitment Letter and/or (3) any disclosure statement related to any plan of reorganization or liquidation of Debtors provided to the Joint Lead Arrangers on or prior to the date of the Commitment Letter, shall, in any case, in and of itself and based solely on facts as disclosed therein (without giving effect to any developments not disclosed therein) constitute a Material Adverse Event.

Covenants: - Financial Covenant:	Each of the Debtors under the DIP Facilities will agree only to the following financial covenant (subject to the Documentation Principles):

Solely with respect to the Revolver Facility, on the last day of any fiscal quarter (but in no event earlier than June 30, 2014) (each, a “Test Date”), a Consolidated Superpriority Secured Net Debt leverage test pursuant to which on each such Test Date the ratio of (i) the outstanding principal amount of Term Loans, plus the outstanding principal amount of Delayed-Draw Term Loans, plus the aggregate amount of undrawn Revolver Commitments, the aggregate principal amount of Revolver Loans then outstanding to (ii) Consolidated EBITDA may not exceed (x) if the RCT Carve Out Support Rejection Notice has not been issued or delivered on or prior to the applicable Test Date, 3.50 to 1.00 and (y) on all other Test Dates, 4.50 to 1.00 (the “Consolidated Superpriority Secured Net Debt Leverage Test”);

The Consolidated Superpriority Secured Net Debt and the Consolidated EBITDA will be defined in a manner consistent with the Documentation Principles (including as to netting of unrestricted cash but without giving effect to any cap thereon; provided, however, that cash in the RCT L/C Cash Collateral Account and the General L/C Cash Collateral Account will not be netted).

“Consolidated EBITDA” will include, in addition to such add-backs as are consistent with the Documentation Principles, add-backs on account of (with each underlying definition to be defined in a manner consistent with the Documentation Principles) (i) restructuring-related or other similar charges, fees, costs, charges, commissions and expenses or other charges incurred during such period in connection with the DIP Facilities, the Cases, any reorganization plan in connection with the Cases, any “exit” credit agreements or financings, and any and all transactions contemplated by the foregoing, including the write-off of any receivables, the termination or settlement of executory contracts, professional and accounting costs fees and expenses, management incentive, employee retention or similar plans (in each case to the extent such plan is approved by the Bankruptcy Court to the extent required), litigation costs and settlements, asset write-downs, income and gains recorded in connection with the corporate reorganization of the Debtors and their subsidiaries; and (ii) the amount of any losses, costs, fees and expenses on disposition of receivables and related assets in connection with any Permitted Receivables Financing, and any losses, costs, fees and expenses in connection with the early repayment, accelerated amortization, repayment, termination or other payoff (including as a result of the exercise of remedies) of any Permitted Receivables Financing.

Notwithstanding the foregoing, the Consolidated EBITDA in respect of the following periods shall be as follows:
Period                Consolidated EBITDA
Fiscal Quarter ending 9/30/13        $500,000,000
Fiscal Quarter ending 12/31/13        $300,000,000
Fiscal Quarter ending 3/31/14        $350,000,000
Fiscal Month ending 4/30/14 $10,000,000

- Affirmative Covenants:
Each of the Debtors under each of the DIP Facilities (solely with respect to itself and each of the other Debtors and restricted subsidiaries) will agree only to the following affirmative covenants (consistent with, in each case, the Documentation Principles):

(a) delivery of (i) periodic updates of the Budget and monthly variance reports and (ii) quarterly and annual financial statements;

(a)(b) delivery of monthly reports with respect to asset sales, cost savings, and other matters reasonably requested by the Agent;

(c) delivery to the Agent and its legal counsel, at least 2 business days in advance of filing with the Bankruptcy Court, of all proposed “first day” pleadings and proposed orders, which must be in form and substance reasonably satisfactory to the Agent (but in the case of the order governing cash management and the order governing adequate protection, shall be satisfactory in form and substance to the Agent);

(d) delivery to the Agent and its legal counsel, as soon as practicable in advance of filing with the Bankruptcy Court, of any plan or reorganization or liquidation and/or any disclosure statement related to such plan, which must be in form and substance reasonably satisfactory to the Agent; provided, however, that with respect to provisions of the plan of reorganization and/or any disclosure statement that relate to payment of the DIP Facilities, such provisions must be in form and substance satisfactory to the Agent;

(e) delivery to the Agent as soon as practicable in advance of filing with the Bankruptcy Court of the Final Order (which must be in form and substance satisfactory to the Agent), all other proposed material orders and pleadings related to the DIP Facilities (which must be in form and substance reasonably satisfactory to the Agent);

(f) file with the Bankruptcy Court a plan of reorganization and a disclosure statement relating thereto, each in form and substance reasonably satisfactory to the Agent, within 18 months after the Petition Date; provided, however, that with respect to provisions of the plan of reorganization and/or any disclosure statement that relate to payment of the DIP Facilities, such provisions must be in form and substance satisfactory to the Agent;

(g) maintenance of cash management system in accordance with the orders entered in the Cases, which orders shall be in form and substance satisfactory to the Agent;

(h) contest, if requested by the Agent, any motion seeking entry of an order, and entry of an order, that is materially adverse to the interests of the Agent or the Lenders or their respective material rights and remedies under the DIP Facilities in any of the Cases;

(i) additional reporting reasonably requested by the Agent, including, without limitation, with respect to litigation, contingent liabilities, Defaults, ERISA, environmental liabilities and Material Adverse Events;

(j) reasonable access to information (including historical information) and personnel (during normal business hours), including, regularly scheduled meetings as mutually agreed with senior management of the Borrower and other company advisors (during normal business hours), and a subset of the Agent and Millstein & Co., L.P. (“Lenders’ Financial Advisor”), and Lenders’ Financial Advisor shall be provided with access to all information it shall reasonably request and to other internal meetings regarding strategic planning, cash and liquidity management, operational and restructuring activities;

(k) if not already obtained, commercially reasonable efforts to obtain ratings from each of Moody’s and Standard & Poor’s as soon as reasonably practicable following the Closing Date; and

(l) only such additional affirmative covenants (as modified to account for the commencement and continuance of the Cases and other express provisions in this Term Sheet and the Commitment Letter) as are consistent with the Documentation Principles.

- Negative Covenants:
Each of the Debtors under each of the DIP Facilities (solely with respect to itself and each of the other Debtors and restricted subsidiaries) will agree only to the following negative covenants, consistent with, in each case, the Documentation Principles:

(a) prohibition on creating or permitting to exist any liens on any assets, other than liens securing the DIP Facilities and any permitted liens consistent with the Documentation Principles (which liens shall include, among others, scheduled liens in existence on the Closing Date) and other liens described in “Priority/Security” above;

(b) prohibition on creating or permitting to exist any other superpriority administrative expense claim or “claim” that is pari passu with or senior to the claims of the Lenders under the DIP Facilities (in each case, other than the Carve-Out, the RCT Reclamation Support Carve-Out or the Obligations);

(c) prohibition on making adequate protection payments to, or otherwise providing adequate protection for, the Prepetition First Lien Creditors or the Second Lien Creditors other than as provided for in this Term Sheet and contained in the Interim Order, the Final Order and/or any cash collateral order;

(d) prohibition on the use of proceeds of the DIP Facilities or the Letters of Credit for purposes other than those described in this Term Sheet and contained in the Interim Order and Final Order;

(e) limitations on disposing of assets (including, without limitation, any sale and leaseback transaction and any disposition under Bankruptcy Code section 363);

(f) prohibition on modifying or altering in any material manner the nature and type of its business (taken as a whole) except as required by the Bankruptcy Code or orders entered by the Bankruptcy Court;

(g) prohibition on prepaying prepetition Indebtedness (other than for the avoidance of doubt, any payments under any financial or physical trading transaction, including commodities transactions, except as expressly provided for in the Loan Documents or pursuant to “first day” or other orders entered by the Bankruptcy Court upon pleadings in form and substance reasonably satisfactory to the Agent);

(h) prohibition on consenting to the termination or reduction of the Debtors’ exclusive plan filing and plan solicitation periods under section 1121 of the Bankruptcy Code (the “Exclusivity Periods”) or failing to object to any motion by a party in interest (other than a Lender or the Agent) seeking to terminate or reduce the Exclusivity Periods, in each case without the prior written consent of the Agent; and

(i) such additional negative covenants (as modified to account for the commencement of the Cases and other express provisions in this Term Sheet or the Commitment Letter) as are consistent with the Documentation Principles.

It is understood that there shall be no covenants regarding minimum required commodity hedging or trading arrangements. In addition, transactions (including any payments to affiliates) provided for in any shared services or similar agreement (“Shared Services Agreement”), any tax sharing agreements (“Tax Sharing Agreements”), any sublease of property from any Specified Affiliate to the Borrower or any of its restricted subsidiaries (“Property Subleases”), and certain other agreements or arrangements to be agreed to, each as in effect on the date of the Commitment Letter (and as amended, supplemented or modified in a manner that is not materially adverse to the interests of the Lenders in their capacity as such) and/or contemplated in the Initial Budget or any other Budget that has been approved by the Agent and the majority of the Lead Arrangers from time to time (if any) in respect of any applicable period will in any event be permitted by the Loan Documents.
The DIP Facilities will include exceptions from the relevant covenants allowing for the existence of liens, the posting of cash collateral, the issuance of letters of credit, self-bonding and/or the making of other deposits for the benefit of any trading counterparties (including commodity hedging obligations), utilities, governmental and quasi-governmental entities (including the Federal Energy Regulatory Commission, ERCOT, the Nuclear Regulatory Commission, the Public Utility Commission of Texas and the Railroad Commission of Texas), in each case in respect of any contractual, statutory and regulatory requirements (including for purposes of posting bonds and remediation obligations of any nature (including mining reclamation bonds), complying with any contractual, statutory or regulatory requirements, and for self-bonding in respect of the Debtors’ and Specified Affiliates’ permits and licenses). Further, the DIP Facilities will include exceptions from the relevant covenants allowing for investments and/or restricted payments (in the form of intercompany loans, intercompany funding or otherwise) and transactions with affiliates between the Borrower, any of its subsidiaries, and the Specified Affiliates pursuant to which the Borrower may fund investments in an amount to be agreed at any time outstanding in, and, in addition, perform ordinary course transactions under the intercompany cash management systems (including pursuant to any Shared Services Agreements, any Tax Sharing Agreements, or Property Sublease and certain other agreements or arrangements to be agreed to) to the Specified Affiliates during the pendency of the Cases.

“Specified Affiliates” means, collectively, the following affiliates of the Borrower: (i) Comanche Peak Nuclear Power Company LLC; (ii) EFH Corporate Services Company; (iii) EFH Properties Company; (iv) Energy Future Holdings Corp; and (v) solely for the purpose of permitting ordinary course intercompany cash management activities subject to the order governing cash management, Oncor Electric Delivery Holdings Company LLC and its subsidiaries.

Events of Default:	The occurrence and continuance of any of the following events shall constitute an Event of Default under the DIP Facilities (consistent, in each case, with the Documentation Principles):

(a) The Final Order Entry Date shall not have occurred within 45 days after the Interim Order Entry Date;

(b) Any of the Cases shall be dismissed or converted to a Chapter 7 Case;

(c) A trustee, receiver, interim receiver, receiver or manager shall be appointed in any of the Cases, or a responsible officer or an examiner with enlarged powers shall be appointed in any of the Cases (having powers beyond those set forth in Bankruptcy Code sections 1106(a)(3) and (4));

(d) Any other superpriority administrative expense claim or “claim” which is pari passu with or senior to the claims of the Agent or the Lenders under the DIP Facilities (other than in each case the Carve Out, the RCT Reclamation Support Carve Out or the Obligations) or any lien that is pari passu with or senior to the liens of the Agent or the Lenders under DIP Facilities shall be granted in any of the Cases, except with the prior written consent of the Agent or to the extent such lien constitutes a permitted lien under the Loan Documents;

(e) The Bankruptcy Court shall enter an order granting relief from the automatic stay to any creditor or party in interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of the Debtors that have an aggregate value in excess of $150,000,000;

(f) The Borrower shall default in the payment of (i) principal on the Loans when due or reimbursement obligations in respect of any Letter of Credit; or (ii) interest or fees, and such default shall continue for more than five (5) days;

(g) Any representation or warranty made or deemed made by any Debtor in any Loan Document shall prove untrue in any material respect on the date as of which it is made or deemed made;

(h) The Borrower shall default (i) in the observance of any negative covenant (and certain specified affirmative covenants consistent with the Documentation Principles) in the DIP Agreement, (ii) if applicable on any Test Date, the Financial Covenant; or (iii) in the observance of any other covenant, term or condition not otherwise specified herein which default continues for more than 30 days after receipt of notice to the Borrower from the Agent or the Requisite Lenders (defined below); provided, however, that notwithstanding anything to the contrary herein or in the Loan Documents, an Event of Default under the Revolving Facility with respect to a failure of the Borrower to satisfy the Consolidated Superpriority Secured Net Debt Leverage Test shall not constitute an Event of Default under the Term Facility or the Delayed-Draw Term Facility unless the obligations under the Revolver Facility have been accelerated;

(i) An order shall be entered reversing, supplementing, staying for a period of five (5) business days or more, vacating or otherwise modifying the Interim Order or the Final Order in a manner that is adverse to the interests of the Agent or the Lenders, or any of the Debtors shall apply for authority to do so, without the prior written consent of the Agent or the Requisite Lenders, or the Interim Order or Final Order with respect to the DIP Facilities shall cease to be in full force and effect;

(j) Any single judgment in excess of $150,000,000 as to any post-petition obligation, or any judgments that are in the aggregate in excess of $250,000,000 as to any one or more post-petition obligations, shall be rendered against the Debtors and the enforcement thereof shall not be stayed (by operation of law, the rules or orders of a court with jurisdiction over the matter or by consent of the party litigants, in each case, to the extent not paid or covered by insurance provided by a carrier not disputing coverage) or there shall be rendered against the Debtors a non-monetary judgment with respect to a post-petition event that causes or is reasonably expected to cause a Material Adverse Event; provided that this clause (j) shall not apply to any judgments as to any pre-petition obligation;

(k) Any Debtor makes any material payments relating to prepetition obligations (including any “adequate protection” payments) other than in accordance with a “first day” order, the Interim Order, the Final Order, or as otherwise agreed to by the Agent;

(l) A plan shall be confirmed in any of the Cases that does not provide for termination of the Commitments under the DIP Facilities and the indefeasible payment in full in cash of the Obligations (other than indemnities and other contingent obligations not then due and payable) on the effective date of such plan;

(m) The Interim Order or Final Order shall cease to create a valid and perfected lien on the Collateral;

(n) (i) Any Debtor shall file a motion or pleading or commence a proceeding that could reasonably be expected to result in an impairment of the Agent’s or any of the Lenders’ material rights or interests in their capacities as such under the DIP Facilities or (ii) a determination by a court with respect to a motion, pleading or proceeding brought by another party that results in such an impairment; provided, however, that this clause (n) will not apply to the termination of use of cash collateral (which shall be exclusively governed by clause (t) below);

(o) Any Loan Document or any material provision thereof shall cease to be effective (other than in accordance with its terms);

(p) Any of the Debtors shall fail to comply with the Interim Order or Final Order in any material respect;     For the avoidance of doubt, the parties have agreed to this formulation on the understanding that if provisions in the Interim Order or the Final Order are identified by the Agent as necessitating their own Event of Default and such Events of Default are consented to by the Borrower (such consent not to be unreasonably withheld), such Events of Default shall be included notwithstanding their absence in this Term Sheet.

(q) The Bankruptcy Court shall enter an order approving any claims for recovery of amounts under section 506(c) of the Bankruptcy Code or otherwise arising from the preservation of any Collateral;

(r) The Bankruptcy Court shall enter a final non-appealable order that is adverse in any material respect to the interests (when taken as a whole) of the Agent or the Lenders or their respective material rights and remedies in their capacity as such under the DIP Facilities in any of the Cases; provided, however, that this clause (r) will not apply to the termination of use of cash collateral (which shall be governed exclusively by clause (t) below);

(s) The Borrower shall default on payment due or there shall be any event of default the effect of which is to accelerate or permit acceleration with respect to material indebtedness (threshold to be agreed) incurred after the Petition Date;

(t) The use of cash collateral by the Debtors shall be terminated and the Debtors have not obtained use of cash collateral (consensually or non-consensually) pursuant to an order in form and substance acceptable to the Left Lead Revolving Arranger and the Left Lead Term Facilities Arranger;

(u) The Loan Parties or any of their subsidiaries, or any person claiming by or through the Loan Parties or any of their subsidiaries, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against any of the Agent or the Lenders in each case relating to the DIP Facilities;

(v) Any Debtor shall file any pleading seeking, or otherwise consenting to, or shall support or acquiesce in any other person’s motion as to any matter set forth in paragraph (b), (c), (d), (e), (i), (j), (k), (l), (m), (n), (q), (r), (t), or (u); and

(w) Such additional events of default (as modified to account for the commencement of the Cases and other express provisions in this Term Sheet or the Commitment Letter) as are consistent with the Documentation Principles (with the change of control definition to be agreed).

__________________________________

²
For the avoidance of doubt, the parties have agreed to this formulation on the understanding that if provisions in the Interim Order or the Final Order are identified by the Agent as necessitating their own Event of Default and such Events of Default are consented to by the Borrower (such consent not to be unreasonably withheld), such Events of Default shall be included notwithstanding their absence in this Term Sheet.

Notwithstanding anything to the contrary contained herein, any Event of Default under the Loan Documents, and any or similarly defined term under any Loan Document, other than any Event of Default which cannot be waived without the written consent of each Lender directly and adversely affected thereby, shall be deemed not to be “continuing” if the events, act or condition that gave rise to such Event of Default have been remedied or cured (including by payment, notice, taking of any action or omitting to take any action) or have ceased to exist.
Upon the enforcement of remedies after acceleration of the Loans as a result of an Event of Default, (i) proceeds in the RCT L/C Cash Collateral Account shall be distributed first to payment of amounts due to the RCT Letter of Credit Issuers and to other obligations with respect to the RCT Letters of Credit and then to the holders of all Obligations, (ii) proceeds in the General L/C Cash Collateral Account shall be distributed first to payment of amounts due to the General Letter of Credit Issuers and to other obligations with respect to the General Letters of Credit and then to the holders of all Obligations and (iii) proceeds of other Collateral will be paid: first, to holders of any then outstanding obligations under the Carve Out (if any), up to the amount thereof; second, to the RCT up to the amount of any then outstanding obligations under the RCT Reclamation Support Carve Out; and then, to the holders of Obligations.

Rights and Remedies Upon Event of Default:
Upon the occurrence of an Event of Default and following the giving of five calendar days’ notice to the Debtors (the “Remedies Notice Period”), the Agent, on behalf of the Lenders, may (and at the direction of the Requisite Lenders, shall) exercise all rights and remedies provided for in the Loan Documents and may declare (i) the termination, reduction or restriction of any further Commitment to the extent any such Commitment remains, (ii) all Obligations to be immediately due and payable, without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Debtors, and (iii) the termination of the Loan Documents as to any future liability or obligation of the Agents and the Lenders, but without affecting any of the DIP liens or the Obligations.
During the Remedies Notice Period, the Debtors may continue to use cash collateral in the ordinary course of business, consistent with past practices and the most recently delivered Budget, but may not enter into, or seek approval of, any transactions or arrangements (including, without limitation, the incurrence of indebtedness or liens, investments, restricted payments, asset sales or transactions with non-Debtor affiliates) that are not in the ordinary course of business. Unless the Bankruptcy Court orders otherwise during the Remedies Notice Period, at the end of the Remedies Notice Period, the Debtors shall no longer have the right to use or seek to use cash collateral, the automatic stay pursuant to section 362 of the Bankruptcy Code shall be automatically terminated without further notice to or order of the Bankruptcy Court, and the Agent shall be permitted to exercise all rights against the Collateral in accordance with the Loan Documents and the Interim Order or Final Order, as applicable, and shall be permitted to satisfy the Obligations, without further order or application or motion to the Bankruptcy Court and without restriction or restraint by any stay under section 362 or 105 of the Bankruptcy Code. Notwithstanding anything herein to the contrary, the automatic stay pursuant to section 362 of the Bankruptcy Code shall be automatically terminated for the purposes of giving any notice contemplated hereunder.
During the Remedies Notice Period, any party in interest shall be entitled to seek an emergency hearing with the Bankruptcy Court solely for the purpose of contesting whether an Event of Default has occurred and/or is continuing, and the Debtors waive their right to, and shall not be entitled to seek relief, including without limitation, under section 105 of the Bankruptcy Code, to the extent that such relief would in any way impair or restrict the rights and remedies of the Agent, on behalf of the Lenders, set forth in the Interim Order, Final Order, or the Loan Documents.
The delay or failure to exercise rights and remedies under the Interim Order, the Final Order or the Loan Documents by the Agent, on behalf of the Lenders, shall not constitute a waiver of such Agent’s rights thereunder or otherwise, unless any such waiver is pursuant to a written instrument executed in accordance with the terms of the applicable Loan Documents.

Conditions to Initial Availability:
The obligation of the Lenders to make the initial Loans and/or issue Letters of Credit on the Closing Date under the DIP Facilities will be subject only to the conditions precedent listed on Annex II attached hereto under the captions “Conditions to Initial Availability” and, as applicable, “Additional Conditions to Availability of Delayed-Draw Term Loans and RCT Letters of Credit”.

Conditions to Full Availability:
After the Closing Date, the obligation to provide Loans and/or issue Letters of Credit up to the full amount of the Commitments shall be subject to the satisfaction or waiver of the conditions precedent listed on Annex II attached hereto under the captions “Condition to Full Availability” and, as applicable, “Additional Conditions to Availability of Delayed-Draw Term Loans and RCT Letters of Credit”, and in “Conditions to All Subsequent Borrowings” below.

Conditions to All Subsequent Borrowings:
Consistent in each case with the Documentation Principles, the conditions to all Loans and/or issuance of Letters of Credit (other than such Loans made and/or Letters of Credit issued on the Closing Date) will include requirements relating to prior written notice of borrowing, the accuracy in all material respects of all representations and warranties, the absence of any Default or Event of Default and the following:
The Interim Order or the Final Order, as the case may be, is in full force and effect;

As a result of such extension of credit, usage of the Commitments shall not exceed (i) the applicable Commitments then in effect, (ii) the aggregate amount authorized by the Interim Order or the Final Order, as the case may be, (iii) the maximum amount of net borrowings contemplated to be outstanding as reflected in the Budget and other Budget milestones to be mutually agreed to by the Borrower and the Agent (it being agreed that the Budget will contemplate permitted variances); and

The Debtors shall have paid the balance of all fees then earned, due and payable in respect of the DIP Facilities as referenced herein.

Additional Conditions to Availability of Delayed-Draw Term Loans and RCT Letters of Credit:
The obligation of the Lenders to make Delayed-Draw Term Loans and/or issue RCT Letters of Credit will also be subject to the additional conditions precedent listed on Annex II attached hereto under the caption “Additional Conditions to Availability of Delayed-Draw Term Loans and RCT Letters of Credit”.

Assignments and Participations:
Subject in each case to the Documentation Principles, each Lender may assign all or any part of the Revolver Facility, the Delayed-Draw Term Facility and/or the Term Facility to one or more affiliates, banks, financial institutions or other entities, in each case, with the prior written consent of the Borrower (unless a Term Loan or Delayed-Draw Term Loan is being assigned to a Lender, an affiliate of a Lender, or an approved fund of such Lender or its affiliate) and the Agent (unless a Term Loan or Delayed-Draw Term Loan is being assigned to a Lender, an affiliate of a Lender or an approved fund of such Lender or its affiliate) (in each case, not to be unreasonably withheld, conditioned or delayed); provided, however, that under no circumstances will assignments be made to a Disqualified Institution (defined below), and that the consent of the Borrower will not be required during the continuance of an Event of Default. Upon such assignment, such affiliate, bank, financial institution or entity will become a Lender for all purposes under the Loan Documents.
The Lenders will also have the right to sell participations (other than to Disqualified Institutions,) subject to customary limitations on voting rights, in the DIP Facilities.
“Disqualified Institutions” means (a) any company engaged principally in the business of energy or power generation and/or transmission as identified in writing to the Agent by the Company from time to time, (b) any company whose principal business is that of an energy or power merchant as identified in writing to the Agent by the Company from time to time, (c) any financial institution identified in writing to the Joint Lead Arrangers by the Borrower on or prior to the date of the Commitment Letter (including any such person’s affiliates that are clearly identifiable on the basis of such affiliates’ names) and (d) a “defaulting” Lender (as described below). The list of Disqualified Institutions shall be posted for the benefit of the Lenders. Upon the identification in writing by the Borrower to the Agent of any additional Disqualified Institutions pursuant to clause (a) or (b) above, the Agent shall promptly post such addition to the list to the Lenders; provided that any additional person so identified shall not be deemed a Disqualified Institution until such time as such addition to the list is posted to the Lenders.

Requisite Lenders:
Voting with respect to the DIP Facilities will be done solely by the Lenders (and not, for the avoidance of doubt, by any holders of Eligible Pari Passu Hedges). The vote of the Lenders holding more than 50% of total Commitments under the DIP Facilities (or if no Commitments are outstanding, total exposure) (the “Requisite Lenders”) shall be required to amend, waive or modify any terms and conditions of the DIP Facilities (with customary exceptions consistent with the Documentation Principles where only the consent of the relevant Agent or Letter of Credit Issuer will be required), except that with respect to matters relating to, among others, the reduction in, or compromise of payment rights with respect to, principal or interest rates, extension of maturity (it being understood and agreed that a waiver or amendment of the Extension Conditions (other than the Extension Conditions set forth under clauses (1) (solely with respect to a payment Event of Default) and (6) of the definition thereof, which will be subject to the consent of each Lender) will be subject to Requisite Lender consent) or scheduled date of payment of any interest or fees due, release of material guarantees and/or liens granted on all or substantially all of the Collateral (other than guarantees, liens, or Collateral subject to permitted dispositions, permitted mergers, consolidations, reorganizations, etc.), reduction in voting thresholds and increases in the RCT Reclamation Support Carve Out, the consent of the Lenders holding 100% of total Commitments (or if no Commitments are outstanding, total exposure) in respect of which the consent of all Lenders directly and adversely affected thereby will be required, except that the Commitment of a Lender may not be increased without such Lender’s consent; and except, further, that any amendment, waiver or modification of any terms or conditions relevant to the Consolidated Superpriority Secured Net Debt Leverage Ratio Test shall only require more than 50% of total Revolver Commitments (or if no Commitments are outstanding, total exposure under the Revolver Facility).

Defaulting Lenders:
The Loan Documents will contain customary provisions (but consistent in any event with the Documentation Principles) relating to “defaulting” Lenders (including provisions relating to the suspension of voting rights and rights to receive fees, and the termination or assignment of Commitments and Loans held by “defaulting” Lenders at par).

Taxes:
Consistent with each case to the Documentation Principles, the Loan Documents shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes (including in respect of Dodd-Frank and Basel III) and (b) indemnifying the Lenders for “breakage costs” incurred in connection with any prepayment of a LIBOR Loans on a day other than the last day of an interest period with respect thereto.
In connection with any proposed amendment, waiver or other modification to the DIP Facilities (a “Proposed Change”) requiring the consent of all Lenders or all directly adversely affected Lenders, if the consent to such Proposed Change of all Lenders whose consent is required is not obtained, but the consent of the Lenders with a majority of the Loans and commitments held by the applicable group of Lenders is obtained (any such Lender whose consent is required but is not obtained, a “Non-Consenting Lender”), then the Borrower may, at its sole expense, upon notice to such Non-Consenting Lender and the Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to all restrictions otherwise applicable to assignments), all its interests, rights and obligations under the DIP Facilities to an assignee that shall assume such obligations or terminate such Non-Consenting Lender’s commitments; provided that such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts then due and owing to it under the DIP Facilities from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts).

Indemnity; Expenses:
The Loan Documents will provide, in each case to the extent consistent with the Documentation Principles, that the Borrower shall indemnify, pay and hold harmless the Agent, the Joint Lead Arrangers, the Letter of Credit Issuers, and the Lenders and their affiliates (and their respective controlling persons, directors, officers, partners, employees, agents, advisors and other representatives (collectively, the “Related Parties”)) (each, an “Indemnified Person”) against any loss, claim, damage, liability or expense incurred in respect of the DIP Facilities contemplated hereby or the use of proceeds thereof or the Transactions or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such Proceedings are brought by any Debtor, its equity holders, affiliates, creditors or any other person, and to reimburse each Indemnified Person promptly following written demand for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (except, in the case of any Indemnified Person, to the extent resulting (i) from the gross negligence, bad faith or willful misconduct of such Indemnified Person (or its Related Parties), in each case as determined in a final non-appealable judgment of a court of competent jurisdiction, (ii) from a dispute solely among Indemnified Persons other than any claims against any Indemnified Person in its capacity or in fulfilling its role as an Agent or Joint Lead Arranger or any similar role under the DIP Facilities and other than any claims arising out of any act or omission on the part of the Borrower or the other Debtors or (iii) from any material breach of the Loan Documents by such Indemnified Person (or its Related Parties), as determined in a final non-appealable judgment of a court of competent jurisdiction) and (b) the Borrower shall reimburse within 10 days of written demand (together with reasonably detailed supporting documentation) the Agent, the Lenders and the Joint Lead Arrangers for their reasonable and documented out-of-pocket expenses incurred in connection with the negotiation, documentation, syndication and administration of the DIP Facilities, any amendments or waivers with respect thereto, any Event of Default in respect of the DIP Facilities and any exercise of remedies in respect thereof (including reasonable and documented out-of-pocket prepetition and post-petition fees, charges and disbursements of legal counsel, financial advisors and third-party appraisers and consultants advising the Agent incurred in connection with the Agent’s participation in the Cases, limited in the case of legal counsel to one primary counsel (and (i) appropriate local counsel in applicable foreign and local jurisdictions, but limited to one local counsel in each such jurisdiction, (ii) appropriate regulatory counsel and (iii) solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected indemnified persons similarly situated)); provided, however, that the Debtors shall promptly provide copies of invoices received on account of fees and expenses of the professionals retained as provided for in the DIP Documents to counsel to the Committee and the United States Trustee, and the Bankruptcy Court shall have exclusive jurisdiction over any objections raised to the invoiced amount of the fees and expenses proposed to be paid, which objections may only be raised within ten days after receipt thereof. In the event that within ten days from receipt of such invoices the Debtors, the United States Trustee or counsel to the Committee raise an objection to a particular invoice, and the parties are unable to resolve any dispute regarding the fees and expenses included in such invoice, the Bankruptcy Court shall hear and determine such dispute; provided, that payment of invoices shall not be delayed based on any such objections and the relevant professional shall only be required to disgorge amounts objected to upon being “so ordered” pursuant to a final order of the Bankruptcy Court.

Governing Law and Jurisdiction:
The Loan Documents will provide that the Debtors and the Lenders will submit to the exclusive jurisdiction and venue of the Bankruptcy Court, or in the event that the Bankruptcy Court does not have or does not exercise jurisdiction, then in any state or federal court of competent jurisdiction in the Southern District of New York and shall waive any right to trial by jury. New York law shall govern the Loan Documents.

Miscellaneous:	The terms and conditions of the interim orders and final orders (e.g. 506(c) waivers, marshaling, and successors and assigns) to be mutually agreed.

Counsel to Joint Lead Arrangers and the Agent:	Milbank, Tweed, Hadley & McCloy LLP.

Annex I
List of Debtors

Name	Bankruptcy Status	Jurisdiction of Organization
Energy Future Competitive Holdings Company LLC;
Texas Competitive Electric Holdings Company LLC;
4Change Energy Company;
4Change Energy Holdings LLC;
Big Brown 3 Power Company LLC;
Big Brown Lignite Company LLC;
Big Brown Power Company LLC;
Collin Power Company LLC;
Decordova Power Company LLC;
Decordova II Power Company LLC;
Eagle Mountain Power Company LLC
Generation MT Company LLC;
Generation SVC Company;
Lake Creek 3 Power Company LLC;
Luminant Big Brown Mining Company LLC;
Luminant Energy Company LLC;
Luminant Energy Trading California Company;
Luminant ET Services Company;
Luminant Generation Company LLC;
Luminant Holding Company LLC;
Luminant Mineral Development Company LLC;
Luminant Mining Company LLC;
Luminant Renewables Company LLC;
Texas Delaware Texas Texas Texas Texas Texas Delaware Texas Delaware Delaware Delaware Texas Texas Texas Texas Texas Texas Texas Delaware Texas Texas Texas

Name	Bankruptcy Status	Jurisdiction of Organization
Martin Lake 4 Power Company LLC;
Monticello 4 Power Company LLC;
Morgan Creek 7 Power Company LLC;
NCA Resources Development Company LLC;
Oak Grove Management Company LLC;
Oak Grove Mining Company LLC;
Oak Grove Power Company LLC;
Sandow Power Company LLC;
TCEH Finance, Inc.;
Tradinghouse 3 & 4 Power Company LLC;
Tradinghouse Power Company LLC;
TXU Energy Retail Company LLC;
TXU Energy Solutions Company LLC;
TXU Retail Services Company;
TXU SEM Company;
Valley NG Power Company LLC;
Valley Power Company LLC.

Texas Texas Texas Texas Delaware Texas Texas Texas Delaware Texas Texas Texas Texas Delaware Delaware Texas Texas

Annex II
TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC
SUMMARY OF CONDITIONS PRECEDENT TO THE DIP FACILITIES
A.CONDITIONS TO INITIAL AVAILABILITY

1.	Interim Order/Bankruptcy Matters.

(a)
The Bankruptcy Court shall have entered, upon motion in form and substance satisfactory to the Left Lead Arrangers, an interim order in form and substance satisfactory to the Left Lead Arrangers (the “Interim Order”) as to the Initial Availability no later than ten (10) business days after the date of commencement of the Cases, approving and authorizing, on an interim basis, the DIP Facilities, the provisions thereof and the priorities and liens (including priming liens) granted therein.

(b)
The Interim Order shall not have been reversed, modified, amended, stayed or vacated, in the case of any modification or amendment, in a manner, that is adverse to the Lenders, without the consent of the Left Lead Arrangers.

(c)	The Debtors shall be in compliance in all material respects with the Interim Order.

(d)
The Cases shall have been commenced in the Bankruptcy Court and all of the “first day orders” and all related pleadings to be entered at the time of commencement of the Cases or shortly thereafter shall have been reviewed in advance by the Left Lead Arrangers, and shall be reasonably satisfactory in form and substance to the Left Lead Arrangers, but in the case of orders relating to cash management and adequate protection, shall be satisfactory in form and substance to the Left Lead Arrangers.

(e)
No trustee or examiner with enlarged powers (having powers beyond those set forth in Bankruptcy Code sections 1106(a)(3) and (4)) shall have been appointed with respect to the operations or the business of the Debtors.

2.	Financial Statements, Budgets and Reports.

(a)
The Debtors shall have delivered the Budget to the Agent and the Lenders, which shall be in form and substance reasonably satisfactory to the Agent and the Joint Lead Arrangers, and the Agent and the Joint Lead Arrangers hereby confirm the receipt of the Budget dated April 24, 2014 in form and substance reasonably satisfactory to the Agent and the Joint Lead Arrangers prior to the date hereof;

(b)
The Debtors shall have delivered to the Agent and the Lenders a base case model, including a statement of cash sources and uses of all free cash flow for the tenor of the DIP Facilities, which shall be in form and substance reasonably satisfactory to the Agent and the Joint Lead Arrangers, and the Agent and the Joint Lead Arrangers hereby confirm the receipt of a base case model dated April 24, 2014 in form and substance reasonably satisfactory to the Joint Lead Arrangers and the Lenders prior to the date hereof; and

(c)	The Agent and the Lenders shall have received reasonably requested financial information.

#4819-5662-6966

3.	Performance of Obligations.

(a)
All invoiced costs, fees, expenses (including, without limitation, reasonable legal fees) and other compensation contemplated by the Loan Documents and the Fee Letter to be payable to the Commitment Parties, the Agent and the Lenders in respect of the DIP Facilities shall have been paid to the extent earned, due and payable;

(b)
Representations and warranties of the Debtors shall be true and correct in all material respects (or in all respects for representations and warranties qualified by materiality or Material Adverse Effect); and

(c)	No Default or Event of Default shall exist under the DIP Facilities.

4.	Customary Closing Documents and Other Conditions.

(a)
The Debtors shall have complied with the following closing conditions: (i) the delivery of customary legal opinions as to authority, authorization, execution and delivery; corporate records and documents from public officials, including good standing certificates; officer’s certificates; and notice of borrowing; (ii) evidence of authority; and (iii) obtaining of any governmental consents, if any, necessary in connection with the DIP Facilities, the financing thereunder and related transactions. The Lenders shall have received at least five (5) days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

(b)	The Loan Documents (which shall be consistent with the Documentation Principles) shall have been entered into by the Debtors.

(c)
The Agent shall have received results of a Uniform Commercial Code search for the jurisdiction of organization of the Debtors, a federal tax lien search for the jurisdiction of the chief executive office of the Debtors, and such other lien and/or other searches reasonably requested by the Agent as are customary for transactions of this type.

(d)	The Agent shall have received proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC in the jurisdiction of organization of each Debtor.

(e)	As a result of the extension of such credit, usage of the Commitments shall not exceed (i) the applicable Commitments then in effect and (ii) the aggregate amount authorized by the Interim Order.
B.    CONDITIONS TO FULL AVAILABILITY

1.	Final Order.

(d)
Not later than 45‑days following the Interim Order Entry Date, a final order shall have been entered by the Bankruptcy Court (the “Final Order”) in form and substance satisfactory to the Left Lead Arrangers on a motion by the Debtors that is in form and substance satisfactory to the Left Lead Arrangers, approving and authorizing on a final basis the matters and containing the provisions described in A.1. above.

#4819-5662-6966

(e)
The Final Order shall be in full force and effect and shall not have been reversed, modified, amended, stayed or vacated, and with respect to any modification or amendment, in a manner that is adverse to the Lenders without the consent of the Left Lead Arrangers.

(f)	The Debtors shall be in compliance with the Final Order.

2.	Other Conditions.

(d)	The Agent and the Lenders shall have received their required periodic updates of the Budget;

(e)	No Default or Event of Default shall exist under any of the DIP Facilities;

(f)	Representations and warranties of the Debtors shall be true and correct in all material respects;

(g)	The Debtors shall have paid the balance of all invoiced fees then earned, due and payable in respect of the DIP Facilities as referenced in the Fee Letter; and

(h)	As a result of the extension of such credit, usage of the Commitments shall not exceed (i) the applicable Commitments then in effect and (ii) the aggregate amount authorized by the Final Order.

C.	ADDITIONAL CONDITIONS TO AVAILABILITY OF DELAYED-DRAW TERM LOANS AND RCT LETTERS OF CREDIT

i.
The RCT Carve Out Support Rejection Notice shall have been exercised (a) prior to the Delayed-Draw Termination Date and (b) prior to the making of such Delayed-Draw Term Loans or the issuance of such RCT Letters of Credit.

#4819-5662-6966

Annex III
INTEREST AND CERTAIN FEES

Interest Rate Options:
The Borrower may elect that the loans comprising each borrowing bear interest at a rate per annum equal to (a) the Alternate Base Rate (such loans herein referred to as “ABR Loans”) plus the Applicable Margin or (b) the Adjusted LIBO Rate (such loans herein referred to as “Eurodollar Loans”) plus the Applicable Margin.

As used herein:
“Alternate Base Rate” or “ABR” means the greatest of (a) the prime rate of interest announced from time to time by the Administrative Agent, changing when and as said prime rate changes (the “Prime Rate”), (b) the federal funds effective rate from time to time plus 0.50% and (c) the Adjusted LIBO Rate (after giving effect to LIBO floor in the case of Term Loans and Delayed-Draw Term Loans) for a one month interest period appearing on the Reuters Page LIBOR01 (or on any successor or substitute page) on such day plus 1.00%.
“Adjusted LIBO Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one or two weeks, one, two, three or six months (as selected by the Borrower) appearing on Reuters Page LIBOR01 (or on any other service providing comparable rate quotations) at approximately 11:00 a.m., London time, two business days prior to the first day of the applicable interest period; provided that in the case of Term Loans and Delayed-Draw Term Loans, the Adjusted LIBO Rate shall be subject to a floor (the “LIBO Floor”) of 0.75% per annum.
“Applicable Margin” means, a margin with respect to:
(a) Revolver Loans
1.50%, in the case of ABR Loans
2.50%, in the case of Eurodollar Loans
(b) Term Loans and Delayed-Draw Term Loans
1.75%, in the case of ABR Loans
2.75%, in the case of Eurodollar Loans

Interest Payment Dates:
In the case of ABR Loans, interest shall be payable in arrears on the first day of each month, upon any prepayment due to acceleration and at the Maturity Date.
In the case of Eurodollar Loans, interest shall be payable in arrears on the last day of each interest period and, in the case of an interest period longer than three months, quarterly, upon any prepayment and at the Maturity Date.

#4819-5662-6966

Unused Line Fee:
An unused line fee equal to (x) if each of the DIP Facilities are rated at least Ba3 by Moody’s and BB- by Standard & Poor’s, 0.375% per annum or (y) otherwise, 0.500% per annum, in each case on the average daily unused portion of the Revolver Commitments then available to the Debtors (after giving effect to any reduction of the Revolver Commitments), payable monthly in arrears to the Administrative Agent for the ratable benefit of the Revolver Lenders from the Closing Date until termination of the Revolver Commitments.

Delayed-Draw Term Facilities Fee:
A ticking fee equal to (x) for the first 60 days after the Closing Date, 0% per annum and (y) thereafter until the Delayed-Draw Term Facility Reduction Date, a rate per annum equal to 50% of the applicable interest rate margin as of the Closing Date with respect to the Term Loans that are Eurodollar Loans, in each case, on the undrawn commitments in respect of the Delayed-Draw Term Facility, payable quarterly in arrears and on Delayed-Draw Term Facility Reduction Date to the Administrative Agent for the ratable benefit of the Delayed-Draw Term Lenders.

DIP Facilities Fee:	As set forth in the Fee Letter (defined below).
General Letter of Credit Fees:
A fronting fee of 0.25% per annum of the face amount of each General Letter of Credit issued shall be payable to the General Letter of Credit Issuer of such General Letter of Credit, together with any documentary and processing charges in accordance with the General Letter of Credit Issuer’s standard schedule for such charges with respect to the issuance, amendment, cancellation, negotiation or transfer of each letter of credit and each drawing made thereunder.

RCT Letter of Credit Fees:
A fronting fee of 0.25% per annum of the face amount of each RCT Letter of Credit issued shall be payable to the RCT Letter of Credit Issuer of such RCT Letter of Credit, together with any documentary and processing charges in accordance with the RCT Letter of Credit Issuer’s standard schedule for such charges with respect to the issuance, amendment, cancellation, negotiation or transfer of each letter of credit and each drawing made thereunder.

Agent and Joint Lead Arranger Fees:
Such additional fees payable to the Agent and the Joint Lead Arrangers as are specified in the fee letter, dated April 28, 2014 (“Fee Letter”), by and among the Agent, the Joint Lead Arrangers and the Borrower.

Default Rate:
After any payment Event of Default and upon notice by the Agent, the applicable interest rate for all Loans will be increased to, and overdue interest, fees and other amounts (other than overdue principal) shall bear interest at 2% per annum above the applicable rate. Overdue principal shall bear interest at 2% above the rate otherwise applicable.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans) for actual days elapsed.

Schedule 1

“Clear Market” Permitted Indebtedness

None.